UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

WATERS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 2, 2009

Dear Stockholder:

On behalf of the Board of Directors of Waters Corporation (“Waters” or the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders (the “Meeting”) of the Company to be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 12, 2009 at 11:00 a.m., local time.

The notice of Meeting, Proxy Statement and proxy card from Waters are enclosed. You may also read the notice of Meeting, the Proxy Statement and Annual Report on the Internet at http://www.proxydocs.com/wat.

In 2008, Waters adopted the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, lowers the costs and reduces the environmental impact of our annual meeting. On April 2, 2009, we mailed to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and vote by Internet. The Notice contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

The matters scheduled to be considered at the Meeting are (i) to elect directors to serve for the ensuing year and until their successors are elected, (ii) to approve the Company’s 2009 Employee Stock Purchase Plan, (iii) to approve the Company’s Management Incentive Plan, (iv) to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and (v) to consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof. These matters are more fully explained in the Proxy Statement that you are encouraged to read in its entirety.

The Company’s Board of Directors values and encourages stockholder participation at the Meeting. It is important that your shares be represented, whether or not you plan to attend the Meeting. Please take a moment to vote on the Internet, by telephone, or sign, date and return your proxy card in the envelope provided even if you plan to attend the Meeting.

We hope you will be able to attend the Meeting.

Sincerely,

Douglas A. Berthiaume
Chairman, President and
Chief Executive Officer

WATERS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of Waters Corporation (“Waters” or the “Company”) will be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 12, 2009 at 11:00 a.m., local time, for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected;

2.	To approve the Company’s 2009 Employee Stock Purchase Plan;

3.	To approve the Company’s Management Incentive Plan;

4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

5.	To consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof.

In accordance with the provisions of the Company’s bylaws, the Company’s Board of Directors has fixed the close of business on March 18, 2009 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Meeting.

The Proxy Statement and Annual Report and the means to vote by Internet are available at http://www.proxydocs.com/wat.

By order of the Board of Directors

Mark T. Beaudouin
Vice President
General Counsel and Secretary

Milford, Massachusetts
April 2, 2009

ELECTRONIC DELIVERY OF WATERS STOCKHOLDER COMMUNICATIONS

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by the Securities and Exchange Commission (“SEC”) rules, Waters Corporation is making this Proxy Statement and its Annual Report available to its stockholders electronically via the Internet. On April 2, 2009, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our Annual Report and vote by Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report electronically or to receive a printed version in the mail. The Notice also instructs you on how you may submit your proxy over the Internet or by mail.

Important Notice Regarding Availability of Proxy Materials:

The Proxy Statement and Annual Report are available at http://www.proxydocs.com/wat.

Whether or not you expect to attend the Meeting in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the Meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the Meeting if you want to do so, as your vote by proxy is revocable at your option.

VOTING

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Meeting in person. Stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or

(3) by mail, using a paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient for you, and it saves the Company significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the Meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. Refer to your Notice, or the email you received for electronic delivery of the Proxy Statement for further instructions on voting.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL

http://www.proxypush.com/wat	866-307-0858	Mark, sign, and date the proxy card and return it in the enclosed postage- paid envelope.
24 hours a day/7 days a week	toll-free 24 hours a day/7 days a week
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Proxy Statement and Annual Report at http://www.proxydocs.com/wat.

WATERS CORPORATION
34 Maple Street
Milford, Massachusetts 01757

PROXY STATEMENT
Annual Meeting of Stockholders
May 12, 2009, 11:00 a.m.

This Proxy Statement is being furnished by the Board of Directors (the “Board”) of Waters Corporation (“Waters” or the “Company”), in connection with the Board’s solicitation of proxies (each a “Proxy” and, collectively, “Proxies”), for use at the 2009 Annual Meeting of Stockholders (the “Meeting”) to be held on May 12, 2009 at 11:00 a.m., local time, at the Company’s headquarters located at 34 Maple Street, Milford, Massachusetts 01757. Solicitation of Proxies, which is being made by the Board, may be made through officers and regular employees of the Company by telephone or by oral communications with stockholders following the original solicitation. No additional compensation will be paid to officers and regular employees for such Proxy solicitation. The Company has hired the Altman Group, Inc. to do a broker solicitation for a fee of $4,500, plus reasonable out-of-pocket expenses. Expenses incurred in connection with the solicitation of Proxies will be borne by the Company.

VOTING MATTERS

The representation in person or by Proxy of a majority of the outstanding shares of common stock of the Company, par value $.01 per share (the “Common Stock”), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if a stockholder is present in person, has voted via the Internet or by telephone, or is represented by a properly signed Proxy. Each stockholder’s vote is very important. Whether or not you plan to attend the Meeting in person, please vote over the Internet or sign and promptly return the enclosed Proxy card, which requires no additional postage if mailed in the United States. All signed and returned Proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

Shares represented by Proxy will be voted in accordance with your instructions. You may specify how you want your shares to be voted by voting on the Internet, by telephone, or marking the appropriate box on the Proxy card. If your Proxy card is signed and returned without specifying how you want your shares to be voted, your shares will be voted in favor of the proposals made by the Board, and as the individuals named as Proxy holders on the Proxy deem advisable on all other matters as may properly come before the Meeting.

Any stockholder voting by Proxy has the power to revoke the Proxy prior to its exercise either by voting by ballot at the Meeting, by executing a later dated Proxy or by delivering a signed written notice of the revocation to the office of the Secretary of the Company at 34 Maple Street, Milford, Massachusetts 01757 before the Meeting begins. The Proxy will be voted at the Meeting if the signer of the Proxy was a stockholder of record on March 18, 2009 (the “Record Date”).

Representatives of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, are expected to be present at the Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

As of the Record Date, there were 96,406,901 shares of Common Stock outstanding and entitled to vote at the Meeting. Each outstanding share of Common Stock is entitled to one vote. This Proxy Statement and form of Proxy is first being made available to the stockholders on or about April 2, 2009. A list of the stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for ten days prior to the meeting at the Company’s headquarters for proper purposes relating to the Meeting.

MATTERS TO BE ACTED UPON

PROPOSAL 1.	ELECTION OF DIRECTORS

Nine members of the Board (the “Directors”) are to be elected at the Meeting, each to hold office until his or her successor is elected and qualified or until his or her earlier resignation, death or removal. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for the nominees set forth below unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

The following information pertains to the nominees, their principal occupations for at least the last five-years, certain directorships and their ages as of April 2, 2009.

Douglas A. Berthiaume, 60, has served as Chairman of the Board since February 1996 and has served as President, Chief Executive Officer and a Director of the Company since August 1994 (except from January 2002 to March 2003, during which time he did not serve as President). From 1990 to 1994, Mr. Berthiaume served as President of the Waters Chromatography Division of Millipore Corporation, the predecessor business of the Company, which was purchased in 1994. Mr. Berthiaume is the Chairman of the Children’s Hospital Trust Board, and a trustee of the Children’s Hospital Medical Center, The University of Massachusetts Amherst Foundation, and a director of Genzyme Corporation.

Joshua Bekenstein, 50, has served as a Director of the Company since August 1994. He is a Managing Director of Bain Capital, LLC, where he has worked since its inception in 1984. Mr. Bekenstein is a director of Bombardier Recreational Products, Inc., Toys R’Us, Bright Horizons Family Solutions, Inc., Dollarama, Michaels Stores, Inc. and Burlington Coat Factory Warehouse Corporation.

Michael J. Berendt, Ph.D., 60, has served as a Director of the Company since March 1998. Dr. Berendt is the President and Chief Executive Officer of Aegera Therapeutics Inc., a position he assumed in March 2006. From August 2004 to December 2005, Dr. Berendt served as Managing Director of Research Corporation Technologies. From November 2000 to August 2004, Dr. Berendt served as Managing Director of AEA Investors. Dr. Berendt also worked for 18 years, from 1982 to 2000, in the pharmaceutical industry where he served in a number of senior management positions including Senior Vice President of Research for the Pharmaceutical Division of Bayer Corporation, and a Group Director of Drug Discovery at Pfizer, Inc. Dr. Berendt has served as a director of Onyx Pharmaceuticals, Myriad Genetics, Inc., Catalyst Biosciences and Northstar Neuroscience.

Edward Conard, 52, has served as a Director of the Company since August 1994. Mr. Conard is an independent director and investor. He was a Managing Director of Bain Capital, LLC from March 1993 to December 31, 2007. Mr. Conard was previously a Director of Wasserstein Perella and Company, an investment banking firm that specializes in mergers and acquisitions, and a Vice President of Bain & Company heading up the firm’s operations practice area. Mr. Conard is a director of Unisource Worldwide, Inc., Broder Brothers and Sensata Technologies, Inc.

Laurie H. Glimcher, M.D., 57, has served as a Director of the Company since January 1998. Dr. Glimcher has been Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School since 1991. Dr. Glimcher is a director of Bristol-Myers Squibb Company. She is a Fellow of the American Academy of Arts and Sciences and a member of the National Academy of Sciences and the Institutes of Medicine of the National Academy of Sciences.

Christopher A. Kuebler, 55, has served as a Director of the Company since May 2006. Mr. Kuebler served as Chairman and CEO of Covance Inc., and its predecessor companies from November 1994 to December 2004. He served as Chairman during 2005. Prior to joining Covance, Mr. Kuebler spent nearly 20 years in the pharmaceutical industry, at Abbott Laboratories, Squibb Inc. and Monsanto Health Care. Mr. Kuebler is a director of Nektar Therapeutics.

William J. Miller, 63, has served as a Director of the Company since January 1998. Mr. Miller is an independent director and investor. From April 1996 to November 1999, Mr. Miller served as Chief Executive Officer and Chairman of the Board of Directors of Avid Corporation, where from September 1996 to January 1999 he served as President. From March 1992 to September 1995, Mr. Miller served as Chief Executive Officer of Quantum Corporation. From May 1992 to September 1995, Mr. Miller served as a member of the Board of Directors of Quantum Corporation and from September 1993 to August 1995, he served as Chairman of the Board of Directors. From 1981 to March 1992, he served in various positions at Control Data Corporation, most recently as Executive Vice President and President, Information Services. Mr. Miller is a director of Nvidia Corporation, Digimarc Corporation, Glu Mobile Inc., and Overland Storage, Inc.

JoAnn A. Reed, 53, has served as a Director of the Company since May 2006. Ms. Reed is an advisor to the Chief Executive Officer of Medco Health Solutions, Inc. She served as Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions from 2002 to March 2008. From 1992 to 2002 she served as Senior Vice President, Finance. She joined Medco Containment Services, Inc. in 1988. Her prior experience includes CBS, Inc., Aetna/American Re-insurance Co., Standard and Poor’s, and Unisys/Timeplex. Ms. Reed is a director of American Tower and a trustee of St. Mary’s College of Notre Dame.

Thomas P. Salice, 49, has served as a Director of the Company since July 1994. Mr. Salice is a Managing Member of SFW Capital Partners, LLC, a position he assumed in January 2005. From June 1989 to December 2004 Mr. Salice served in a variety of capacities with AEA Investors, Inc. including Managing Director, President and Chief Executive Officer and most recently as Vice-Chairman from October 2002 through 2004. Mr. Salice is a Director of Mettler-Toledo International, Inc.

Required Vote: Recommendation of the Board of Directors

With respect to the election of Directors of the Company, a nominee for director shall be elected to the Board by a majority vote (i.e. the votes cast for such nominee’s election exceed the votes cast against such nominee’s election), except that, Directors will be elected by plurality vote at any meeting of stockholders for which the number of nominees exceeds the number of directors to be elected. If an incumbent director fails to be re-elected by a majority vote when such a vote is required and offers to resign, and if that resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If an incumbent director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy. Shares for which authority to vote for the election of a nominee is withheld (so-called “Abstentions”) and shares with respect to which a broker or representative does not vote on a particular matter because it does not exercise its discretionary voting authority on that matter (so-called “Broker Non-Votes”) will be counted as present for the purpose of determining whether a quorum is present but not be treated as shares voted for any nominee and therefore will not have an effect on the determination of whether a nominee has been elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR SET FORTH ABOVE.

PROPOSAL 2.	APPROVAL OF THE COMPANY’S 2009 EMPLOYEE STOCK PURCHASE PLAN

We are requesting that the stockholders vote in favor of approving the Company’s 2009 Employee Stock Purchase Plan (the “ESPP”) which was adopted by the Board on February 27, 2009. A copy of the ESPP is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference. We encourage you to read the ESPP in its entirety. The ESPP provides an incentive to, and encourages stock ownership by, all eligible employees of the Company and participating subsidiaries so that they may share in our growth by acquiring or increasing their share ownership in the Company. The ESPP is designed to encourage eligible employees to remain in our employ. It is intended that the ESPP constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code.

Under the ESPP, eligible executive officers and employees who wish to do so may purchase Company common stock through payroll deductions. The ESPP authorizes the issuance of shares of Company common stock to eligible executive officers and employees up to an aggregate of the sum of: (i) seven hundred fifty thousand (750,000), plus (ii) 116,456, the number of shares reserved for issuance pursuant to the Company’s 1996 Employee Stock Purchase Plan (the “Prior Plan”) but not issued thereunder as of April 1, 2009. The Company intends to discontinue use of the Prior Plan after the current plan period, which is scheduled to end on March 31, 2009.

The ESPP may be administered by the Compensation and Management Development Committee of the Board (the “Compensation Committee”) or by the Board directly. The Compensation Committee, has the discretion, subject to the provisions of the ESPP, to make or to select the manner of making all determinations with respect to options granted under the ESPP. Further, the Compensation Committee has complete authority to interpret the ESPP, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the ESPP.

The ESPP will be implemented through a series of purchase periods called “plan periods.” Each plan period begins on the first business day of each January, April, July and October and ends on the last business day of the following March, June, September and December, respectively. An eligible employee will be granted an option at the beginning of the plan period, and can accumulate money to pay the exercise price for the option by electing to have payroll deductions taken from each payroll during a plan period of an amount between 1% and 15% of his or her compensation. At the end of each plan period, the option will be exercised by applying the employee’s accumulated payroll deductions to the purchase of Common Stock. The exercise price paid by the employee will be the lesser of 90% of the fair market value of the Common Stock at the beginning of the plan period or 100% of the fair market value of the Common Stock at the end of the plan period.

Employees of the Company or a participating subsidiary are eligible to participate in the ESPP if we employ them for at least 20 hours per week and at least five months per year. Currently, approximately five executive officers and 3,696 employees are eligible to participate in the ESPP. However, no employee shall be granted an option under the ESPP if, immediately after the grant, the employee would own stock, including any outstanding options to purchase stock, equaling 5% or more of the total voting power or value of all classes of our stock. In addition, the ESPP provides that no employee may be granted an option if the option would permit the employee to purchase stock under all of our employee stock purchase plans in an amount that exceeds $25,000 of the fair market value of such stock for each calendar year in which the option is outstanding.

In the event of a dissolution or liquidation of the Company, the plan period then in progress will terminate. In the event of another significant corporate transaction such as a merger or consolidation of us with and into another person or entity or the sale of transfer of all or substantially all of our assets, each right to purchase stock under the ESPP will be assumed, or an equivalent right will be substituted by, the successor corporation. In the event that the successor corporation refuses to assume each purchase right or to substitute an equivalent right, any ongoing offering period will be shortened so that employees’ rights to purchase stock under the ESPP are exercised prior to the transaction, unless the employee has withdrawn.

The Board has the power to amend or terminate the ESPP and to change or terminate plan periods as long as any action does not adversely affect any outstanding rights to purchase stock; provided, however, that the Board may amend or terminate the ESPP or a plan period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges or if the Board determines that termination of the ESPP and/or plan period is in our best interest and the best interest of our stockholders.

The ESPP will continue in effect until terminated by the Board.

The dollar value of benefits that will be received by any employee or group of employees in the ESPP is not determinable due to the voluntary nature of the ESPP and the variables involved in the calculation of any such benefits (including our stock price). In 2008, 773 employees, including three executive officers, participated in the Prior Plan and received $226,954 in benefits under the Prior Plan (measured as the difference between the price paid for shares of our Common Stock purchased under the Prior Plan and the market value of such Common Stock on the date of such purchase). In 2008, we have raised approximately $3,392,674 of additional capital through sales of Common Stock pursuant to the Prior Plan.

The following is a brief and general discussion of the United States federal income tax consequences to recipients of awards granted under the ESPP. This summary is not comprehensive and is based upon laws and regulations in effect on April 1, 2009. Such laws and regulations are subject to change. This summary is intended for the information of stockholders considering how to vote and not as tax guidance to participants in the ESPP. Employees participating in the ESPP should consult their own tax advisors as to the tax consequences of participation.

An employee will not have to report taxable income either upon receipt of an option under the ESPP or upon exercise of the option. An employee may have to report income upon the sale of shares acquired by exercising the option, and the employee will be taxed on such income in the same way as any other compensation for services. The amount of taxable income that an employee must report depends upon the employee’s specific circumstances, as follows. If an employee sells his or her shares within two years after the date he or she received the option, or within one year after he or she exercised the option, the employee will have to report as compensation income the difference between the value of the shares at the date of exercise and the amount the employee paid for the shares. If an employee sells his or her shares more than two years after the date he or she received the option, and more than one year after he or she exercised the option, the employee will have to report as compensation income the lesser of: (i) the value of the shares at the sale date minus the option exercise price, or (ii) the value of the shares at the grant date minus the option exercise price. In addition, an employee may also have a capital gain or loss upon sale of the shares. The amount of gain or loss will be measured by the difference between the amount received from the sale of the shares and the employee’s basis in the shares. An employee’s basis in the shares is the exercise price paid for the shares plus the amount of compensation income reported in connection with the sale of the shares.

For purposes of the foregoing summary, we assumed that no option under the ESPP will be considered “deferred compensation” as that term is defined for purposes of recent federal tax legislation governing nonqualified deferred compensation arrangements, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or, if any option was considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation (in general, by limiting any flexibility in the time of payment). If an option includes deferred compensation, and its terms do not comply with the requirements of the legislation, then any deferred compensation component of an option under the ESPP will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax.

Although the foregoing summarizes the essential features of the ESPP, it is qualified in its entirety by reference to the full text of the ESPP as attached. We rely on the Prior Plan and the ESPP, and our employees’ ability to purchase stock of the Company thereunder, as an essential part of the benefits package necessary to attract and retain qualified and experienced employees. The Board believes that adoption of the ESPP is essential to permit the Company to continue to provide long-term equity based incentives to present and future employees and to align employees’ interests with those of the Company’s stockholders

Approval of the proposal to adopt the ESPP will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented in person or by proxy at the Meeting and entitled to vote. Abstentions and Broker Non-Votes will be counted as present for the purpose of determining whether a quorum is present and will be treated as shares present and entitled to vote, but will not be treated as an affirmative vote in favor of the proposal and therefore will have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPANY’S 2009 EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL 3.	APPROVAL OF THE COMPANY’S MANAGEMENT INCENTIVE PLAN

We are requesting that the stockholders vote in favor of approving the Company’s Management Incentive Plan (the “MIP”) which was adopted by the Compensation Committee on December 10, 2008 and approved by the Board on February 27, 2009. A copy of the MIP is attached as Exhibit B to this Proxy Statement and is incorporated herein by reference. We encourage you to read the MIP in its entirety. By voting in favor of this proposal, you will be voting to approve the material terms of the MIP for purposes of qualifying awards thereunder as performance-based compensation under Section 162(m) of the Code.

The purposes of the MIP are to (i) align the interests of eligible employees with the Company’s stockholders, (ii) motivate eligible employees to achieve annual financial and operating targets, (iii) provide increasing levels of incentive plan payout opportunity consistent with increasing levels of annual financial performance, (iv) enhance individual accountability for goal achievement and align employee interests and objectives worldwide, and (v) attract and retain key employees.

The MIP may be administered by the Compensation Committee of the Board or by the Board directly. The Compensation Committee has the discretion, subject to the provisions of the MIP, to make or to select the manner of making all determinations with respect to the MIP. Further, the Compensation Committee has complete authority to interpret the MIP, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the MIP.

Executive officers and employees of the Company and its affiliates are eligible to participate in the MIP, subject to designation by the Compensation Committee. Five executive officers and 240 employees are currently eligible to participate in the MIP. MIP participants will be eligible to receive awards as determined by the Compensation Committee in its sole discretion, and will receive payments pursuant to awards based upon the degree of achievement of performance goals.

Amounts which would be payable in the future under the MIP cannot be determined because they are contingent upon the attainment of pre-established performance goals, the outcome of which is substantially uncertain at the time the performance goals are established. Similarly, as the performance goals established by the Compensation Committee pursuant to the MIP are applicable only to a specific year, the amount that would have been paid in the prior fiscal year to eligible participants in the MIP is not determinable.

Qualified performance-based awards are awards which include performance criteria intended to satisfy Section 162(m) of the Code. Section 162(m) of the Code limits the Company’s federal income tax deduction for compensation to certain specified senior executives to $1 million, but excludes from that limit “performance-based compensation.” Accordingly, qualified performance-based awards will be subject to satisfaction of one of the following criteria (the “Performance Criteria”), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or affiliate, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award: cash flow (before or after dividends); earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization); stock price; return on equity; stockholder return or total stockholder return; return on capital (including without limitation return on total capital or return on invested capital); return on investment; return on assets or net assets; market capitalization; economic value added; debt leverage (debt to capital); revenue; sales or net sales; backlog; income, pre-tax income or net income; operating income or pre-tax profit; operating profit, net operating profit or economic profit; gross margin, operating margin or profit margin; return on operating revenue or return on operating assets; cash from operations; operating ratio; operating revenue; market share improvement; general and administrative expenses; or customer service.

No payment or other amount will be available to a recipient of a qualified performance-based award except upon the Compensation Committee’s determination that a particular goal or goals established by the Compensation Committee for the criteria (from among those specified above) selected by the Compensation Committee have been satisfied. The maximum qualified performance-based award payment to any one participant for a performance period is $5,000,000.

Generally, if a participant’s employment with the Company or any affiliate is terminated for any reason prior to the last day of a performance period, then the participant will forfeit the award and will not become entitled to any payment thereunder. If, however, a participant’s employment is terminated during the performance period due to death, disability or retirement, then the Committee may, in its sole discretion and only to the extent permitted by the terms of the MIP, authorize the Company to make payment, in full or on a prorated basis, pursuant to an award.

In the event of any corporate action (including but not limited to a merger or consolidation of the Company with or into another entity, a sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions, a liquidation or dissolution of the Company, a reorganization, a recapitalization, a reclassification, a stock dividend, a stock split, a reverse stock split, or other similar distribution), the Compensation Committee may make such adjustment of outstanding awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. In addition, the Compensation Committee may make adjustments in the terms and conditions of, and the Performance Criteria included in awards in recognition of unusual or nonrecurring events (including, without limitation, the events described above) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the MIP.

Generally the Board may amend or modify the MIP at any time subject to the rights of holders of outstanding awards on the date of amendment or modification.

The following is a brief and general discussion of the United States federal income tax consequences to recipients of awards granted under the MIP. This summary is not comprehensive and is based upon laws and regulations in effect on April 1, 2009. Such laws and regulations are subject to change. This summary is intended for the information of stockholders considering how to vote and not as tax guidance to participants in the MIP. Participants in the MIP should consult their own tax advisors as to the tax consequences of participation.

A participant will generally recognize ordinary income on receipt of payment in satisfaction of an award. In general, whenever a participant is required to recognize ordinary income in connection with an award, the Company will be entitled to a corresponding tax deduction. However, the Company will not be entitled to deductions in connection with awards under the MIP to certain senior executive officers to the extent that the amount of deductible income in a year to any such officer, together with his or her other compensation from the Company exceeds the $1 million limitation of Section 162(m) of the Code. Compensation which qualifies as “performance-based” is not subject to this limitation, however.

For purposes of the foregoing summary, we assumed that no award under the MIP will be considered “deferred compensation” as that term is defined for purposes of recent federal tax legislation governing nonqualified deferred compensation arrangements, Section 409A of the Code, or, if any award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation (in general, by limiting any flexibility in the time of payment). If an award includes deferred compensation, and its terms do not comply with the requirements of the legislation, then any deferred compensation component of an award under the MIP will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax.

Although the foregoing summarizes the essential features of the MIP, it is qualified in its entirety by reference to the full text of the MIP as attached.

Approval of the proposal to approve the MIP will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented in person or by proxy at the Meeting and entitled to vote. Abstentions and Broker Non-Votes will be counted as present for the purpose of determining whether a quorum is present and will be treated as shares present and entitled to vote, but will not be treated as an affirmative vote in favor of the proposal and therefore will have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPANY’S MANAGEMENT INCENTIVE PLAN

PROPOSAL 4.  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the books, records and accounts of the Company for the fiscal year ending December 31, 2009. In accordance with a vote of the Audit Committee and as approved by the Board, this selection is being presented to the stockholders for ratification at the Meeting.

The affirmative vote of the majority of the shares present at the Meeting in person or represented by Proxy and entitled to vote on the matter is required to approve the proposal. Abstentions and Broker Non-Votes will be counted as present for the purpose of determining whether a quorum is present and will be treated as shares present and entitled to vote, but will not be treated as an affirmative vote in favor of the proposal and therefore will have the effect of a vote against the proposal. Ratification by stockholders is not required. If this Proposal 4 is not approved by the stockholders, the Audit Committee does not intend to change the appointment for fiscal year 2009, but will consider the stockholder vote in selecting an independent registered public accounting firm for fiscal year 2010.

Fees

The aggregate fees for the fiscal years ended December 31, 2008 and December 31, 2007 by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, were as follows:

	2008	2007

Audit Fees	$3,594,505	$3,321,786
Audit-Related Fees	61,901	67,547
Tax Related Fees
Tax Compliance	471,103	550,529
Tax Planning	229,560	266,052
Total Tax Related Fees	700,663	816,581
All Other Fees	1,500	1,500

Total	$4,358,569	$4,207,414

Audit Fees — consists of fees for the audit of the Company’s financial statements, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees — consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits, acquisition-related services, attest services not required by statute or regulation, and accounting consultations and reviews for various matters.

Tax Related Fees — consists of fees for tax compliance and planning services. Tax compliance fees include fees for professional services related to international tax compliance and preparation. Tax planning fees consist primarily of fees related to the impact of acquisitions and restructuring on international subsidiaries.

All Other Fees — consists of fees for all other permissible services other than those reported above.

The Audit Committee approved 100% of the services listed under the preceding captions “Audit-Related Fees,” “Tax Related Fees” and “All Other Fees.” The Audit Committee’s pre-approval policies and procedures are described in its report set forth in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 5.	OTHER BUSINESS

The Board does not know of any other business to be presented at the Meeting. If any other matters properly come before the Meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

DIRECTORS MEETINGS AND BOARD COMMITTEES

The Board held five meetings during the year ended December 31, 2008. The Board has determined that each Director other than Mr. Berthiaume, the Company’s Chairman, President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the Corporate Governance section below. Mr. Berthiaume has certified to the New York Stock Exchange as of June 5,

2008 that he is not aware of any violation by the Company of the New York Stock Exchange’s Corporate Governance Listing Standards.

The Nominating and Corporate Governance Committee currently consists of Dr. Michael J. Berendt (Chairman), Dr. Laurie H. Glimcher, and Mr. Thomas P. Salice. The responsibilities of the Nominating and Corporate Governance Committee include the recruitment and recommendation of candidates for the Board. The Nominating and Corporate Governance Committee may, as it deems appropriate, give consideration to any candidates suggested by the stockholders of the Company. The Nominating and Corporate Governance Committee also develops and recommends to the Board the Corporate Governance Guidelines for the Company. The charter of the Nominating and Corporate Governance Committee, which sets forth all of the committee’s functions, is available at the Company’s website at http://www.waters.com under the caption Governance. Each member of the Nominating and Corporate Governance Committee is independent under the SEC rules and applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the Corporate Governance section below.

The Audit Committee, which currently consists of Mr. Thomas P. Salice (Chairman), Mr. Edward Conard, Mr. William J. Miller and Ms. JoAnn A. Reed, oversees the activities of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee meets the definition of “Audit Committee” as defined in Section 3(a)(58) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee recommends the engagement of the independent registered public accounting firm, and performs certain other functions pursuant to its charter, a copy of which is available at the Company’s website at http://www.waters.com under the caption Governance. Each member of the Audit Committee is independent under the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the Corporate Governance section below.

The Compensation Committee, which currently consists of Mr. William J. Miller (Chairman), Mr. Joshua Bekenstein, Mr. Christopher A. Kuebler and Mr. Thomas P. Salice, approves the compensation of executives of the Company, makes recommendations to the Board with respect to standards for setting compensation levels and administers the Company’s incentive plans, consistent with its charter, which is available at the Company’s website at http://www.waters.com under the caption Governance. Each member of the Compensation Committee is independent under the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the Corporate Governance section below.

During fiscal year 2008, each of the Company’s Directors attended in excess of 75% of the aggregate of the meetings of the Board and the meetings of committees of the Board of which such Director was a member. During fiscal year 2008, the Compensation Committee met three times, the Audit Committee met seven times and the Nominating and Corporate Governance Committee met two times. The Company does not have a formal policy, but encourages Director attendance at annual stockholder meetings. All Directors attended the 2008 annual meeting.

CORPORATE GOVERNANCE

Annual Evaluation

During 2008, the Nominating and Corporate Governance Committee of the Board conducted its annual comprehensive evaluation of the Board and each of its Audit, Nominating and Corporate Governance and Compensation Committees (the “Committees”). The evaluation, in the form of a questionnaire, was circulated to all members of the Board and Committees in November 2008. The Company’s General Counsel received all of the questionnaires, compiled the results and circulated them to the Board and each Committee for discussion and analysis in January and February 2009. It is the intention of the Nominating and Corporate Governance Committee to continue to engage in this process annually.

Related Party Transactions Policy

During 2007 the Board adopted a Related Party Transactions Policy, which covers “Interested Transactions” between a “Related Party” or parties and the Company. An Interested Transaction is a transaction or arrangement in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year and in which the Company and/or any Related Party may have an interest. A Related Party includes an executive officer, director or nominee for election as a director of the Company, any holder of more than a 5% beneficial interest in the Company, any immediate family member of any of the foregoing or any firm, corporation or entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person or persons collectively have a 10% or greater beneficial ownership interest.

Pursuant to the policy, the General Counsel has the responsibility for identifying potential Interested Transactions and determining whether a proposed transaction or relationship is an Interested Transaction reportable to the Nominating and Corporate Governance Committee for consideration at its next regularly scheduled meeting. The Nominating and Corporate Governance Committee will review the material facts of all such transactions and report its recommendations to the Board who shall either approve or disapprove the Interested Transaction.

The Nominating and Corporate Governance Committee and the Board have reviewed and determined that certain categories of Interested Transactions are deemed to be pre-approved or ratified (as applicable) by the Board under the terms of the Policy. These are: (a) the employment and compensation arrangements of executive officers required to be reported in the Company’s proxy statement; (b) Director compensation required to be reported in the Company’s proxy statement; (c) ordinary course charitable contributions periodically reviewed by the Compensation Committee of the Company; and (d) ordinary course business transactions conducted on an “arm’s length” basis with each of Genzyme Corporation (of which Mr. Berthiaume is a director) and Bristol-Myers Squibb Corporation (of which Dr. Glimcher is a director).

Equity Ownership Guidelines

Increasingly, stockholders of public companies are focusing on the amount of equity ownership by directors and officers of the companies in which they invest. In order to more closely align the interests of the Company’s stockholders with those of management, the Company has minimum stock ownership guidelines for Directors and the Company’s executive officers. These guidelines, which were implemented in February 2004, provide for the accumulation by the Chief Executive Officer of Common Stock equal to five times his base salary over a three year period, which requirement also applies to any successor to the Chief Executive Officer. Additionally, members of the Company’s Executive Committee, Messrs. Caputo, Ornell, Beaudouin and Ms. Rae, are each required to accumulate Common Stock of the Company equal to two times their base salary over a five year period. If an executive officer does not achieve his or her ownership guideline within the three or five year periods, respectively, a disposition guideline will be applied. The disposition guideline requires that, upon subsequent exercise of a stock option, 50% of the executive’s net after tax profit from such exercise must be retained in shares of Common Stock until the stock ownership guideline is achieved. An executive officer who achieves the ownership guideline and subsequently falls out of compliance will have 12 months to again achieve compliance before the disposition guideline on stock option exercises is again applied. Pursuant to the guidelines, members of the Board are required to accumulate a minimum of 5,000 shares of common stock of the Company over a five year period. For purposes of accumulation of minimum stock ownership, grants of restricted stock by the Company to such executives or to members of the Board apply towards satisfaction of the guidelines.

Lead Director

Also in 2004, the Board elected a “lead director” to preside over executive sessions of the non-management Directors of the Board and to provide a focal point for and to facilitate communication among non-management Directors, Company management and Company stockholders. In May 2004, the Board elected Thomas P. Salice as the Company’s lead director.

Majority Voting

In 2006, following a review of public company trends and corporate governance practices, the Nominating and Corporate Governance Committee recommended and the Board approved majority voting for Directors and the by-laws of the Company were appropriately amended. The description of the Company’s majority voting provisions can be found under “Proposal 1. Election of Directors” herein.

Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics for employees, executive officers and Directors and a “whistleblower” policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on the Company’s website at http://www.waters.com under the caption Governance and a copy of any of them may be obtained, without charge, upon written request to the Company, c/o Secretary, 34 Maple Street, Milford, MA 01757.

Board Candidates

With respect to potential candidates to serve on the Board, the Nominating and Corporate Governance Committee considers suggestions from a variety of sources, including stockholders. Any nominations of candidates, together with appropriate biographical information, should be submitted to the Company, c/o Secretary, 34 Maple Street, Milford, MA 01757.

The Nominating and Corporate Governance Committee believes that candidates for service as a Director of the Company should meet certain minimum qualifications. In selecting Directors, the Board seeks individuals who are highly accomplished in their respective fields, with superior educational and professional credentials. Candidates should satisfy the Company’s independence criteria, which are part of its Corporate Governance Guidelines and summarized below, the applicable listing standards of the New York Stock Exchange, and should have demonstrated experience in organizational leadership and management. Candidates for Director should also be of the highest moral and ethical character and integrity, consistent with the standards established by the Company.

The Company has a process for identifying and selecting candidates for Board membership. Initially, the Chairman/CEO, the Nominating and Corporate Governance Committee or other Board members identifies a need to either expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board. A search is then undertaken by the Nominating and Corporate Governance Committee, working with recommendations and input from Board members, members of senior management, professional contacts, external advisors, nominations by stockholders and/or the retention of a professional search firm, if necessary. An initial slate of candidates is identified that will satisfy the criteria for Board membership and is presented to the Nominating and Corporate Governance Committee for review. Upon review by the Nominating and Corporate Governance Committee, a series of interviews of one or more candidates is conducted by the Chairman/CEO and at least one member of the Nominating and Corporate Governance Committee. During this process, the full Board is informally apprised of the status of the search and its input is solicited.

Upon identification of a final candidate, the entire Nominating and Corporate Governance Committee will meet to consider the credentials of the candidate and thereafter, if approved, will submit the candidate for approval by the full Board.

Board/Director Independence

The Company’s Corporate Governance Guidelines also include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with the Company. A director will not be considered independent if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of the Company;

•	a current partner or employee of an internal or external auditor of the Company or a partner or employee of an internal or external auditor of the Company who personally worked on the Company’s audit;

•	an executive officer of a public company that has on the compensation committee of its board an executive officer of the Company;

•	a paid advisor or consultant to the Company receiving in excess of $100,000 per year in direct compensation from the Company (other than fees for service as a director) within the past three years or has an immediate family member who has been a paid advisor or consultant to the Company; and

•	an employee (or in the case of an immediate family member, an executive officer) of a company that does business with the Company and the annual payments to or from the Company exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

In addition, a director will be not considered independent if he or she, or an immediate family member, has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from the Company exceeding the greater of $1 million or 2% of its gross revenues. A director also will not be considered independent if he or she has an immediate family member who is a current employee of an internal or external auditor of the Company who participates in such firm’s audit, assurance or tax compliance practice.

The Board has determined that each Director, other than Mr. Berthiaume, the Company’s Chairman, President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange.

Board Communications

With respect to communications with the Board on general matters, stockholders and interested parties may communicate directly with the lead director or with the non-management Directors as a group by writing to Waters Corporation, c/o Secretary, 34 Maple Street, Milford, Massachusetts 01757. Any such communication should include the name and return address of the stockholder, the specific Director or Directors to whom the contact is addressed and the nature or subject matter of the contact. All communication will be sent directly to the appropriate Board member.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

During 2008, the Audit Committee of the Board, in conjunction with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, focused on the following items:

1.	Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Act”) and the adequacy of Company internal controls;

2.	The appropriateness of Company financial reporting and accounting processes;

3.	The independence and performance of the Company’s independent registered public accounting firm;

4.	Company compliance with laws and regulations; and

5.	Review of the Company’s independent registered public accounting firm’s quality control procedures.

During 2008, the Company continued its comprehensive efforts with respect to on-going compliance with the internal controls requirements of Section 404 of the Act. In 2008, in addition to PricewaterhouseCoopers LLP, the Company again retained Ernst &Young LLP to assist in elements of continuing compliance with Section 404 of the Act. The compliance project itself was managed primarily by the Company’s Director of Internal Audit in conjunction with the Company’s Chief Financial Officer and its Corporate Controller. During 2008, the Audit Committee received regular and detailed briefings from the Company’s Director of Internal Audit and PricewaterhouseCoopers LLP on the progress of the Company’s efforts to comply with Section 404 and on developments within the SEC and the Public Company Accounting Oversight Board with respects to modifications to Section 404. On February 27, 2009, PricewaterhouseCoopers LLP reported to the Audit Committee that it had identified no material weaknesses in the Company’s internal controls over financial reporting as of December 31, 2008.

The Board has adopted a written charter setting out more specifically the functions that the Audit Committee is to perform. The charter is reviewed on an annual basis by the Committee and the Committee is advised as to any corporate governance developments which may warrant charter amendments. No such charter amendments were made in 2008. The charter is available at the Company’s website at http://www.waters.com under the caption Governance.

The Audit Committee held seven meetings during the fiscal year ended December 31, 2008. The Committee reviewed on a quarterly basis, with members of the Company’s management team, the Company’s quarterly and annual financial results prior to the release of earnings and the filing of the Company’s quarterly and annual financial statements with the SEC. The Board has determined that each of the four current members of the Audit Committee — Mr. Salice (Chairman), Mr. Conard, Mr. Miller and Ms. Reed — is an “audit committee financial expert” as defined under applicable rules and regulations of the SEC and has “accounting or related financial management expertise” within the meaning of the New York Stock Exchange rules. Company management has primary responsibility for the financial statements and reporting processes. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, audits the annual financial statements and is responsible for expressing an opinion on their conformity with generally accepted accounting principles.

The Audit Committee has adopted the following guidelines regarding the engagement of PricewaterhouseCoopers LLP to perform non-audit services for the Company.

Company management will submit to the Audit Committee for approval the list and fees of non-audit services that it recommends the Committee engage its independent registered public accounting firm to provide from time to time during the fiscal year. Company management and the Company’s independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. The Audit Committee will, in its discretion, either approve or disapprove both the list of permissible non-audit services and the fees for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the Company’s independent registered public accounting firm pursuant to this pre-approval process as well as new non-audit services requesting approval.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to its Chairman the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman will report action taken to the Audit Committee at the next Audit Committee meeting.

PricewaterhouseCoopers LLP must ensure that all audit and non-audit services provided to the Company have been pre-approved by the Audit Committee.

The Committee hereby reports for the fiscal year ended December 31, 2008 that:

1.	It has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2008 with Company management;

2.	It has discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statement on Auditing Standards, AU §380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in rule 3200T;

3.	It has received from PricewaterhouseCoopers LLP the written disclosures and a letter required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence;

4.	It has considered whether, and determined that, the provision of non-audit services to the Company by PricewaterhouseCoopers LLP as set forth below, was compatible with maintaining auditor independence; and

5.	It has reviewed and discussed with PricewaterhouseCoopers LLP its internal quality control procedures, and any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years.

Based on the items reported above, on February 27, 2009, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC. The recommendation was accepted by the Board on the same date.

Mr. Thomas P. Salice	Mr. Edward Conard	Mr. William J. Miller	Ms. JoAnn A. Reed

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2008 about shares of Common Stock outstanding and available for issuance under the Waters 2003 Equity Incentive Plan.

			(c)
			Number of securities
			remaining available for
			future issuance under
	(a)	(b)	the waters 2003
	Number of securities to	Weighted-average	equity incentive plan
	be issued upon exercise	exercise price of	(excluding securities
	of outstanding options,	outstanding options,	reflected
Plan category	warrants and rights	warrants and rights	in column (a))

Equity compensation plans approved by security holders	6,835,000	$45.44	3,911,000
Equity compensation plans not approved by security holders	0	0	0

Total	6,835,000	$45.44	3,911,000

The Company’s 2003 Equity Incentive Plan is intended to encourage ownership of Common Stock by employees and directors of the Company and its affiliates to provide additional incentive for them to promote the success of the Company’s business. The Plan is administered by the Company’s Compensation Committee who has the discretion to determine the employee or director to receive an award, the form of the award and any acceleration or extension of an award. Awards under the Plan include Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights and Stock Grants. No more than one million (1,000,000) shares of Common Stock may be issuable to any one person in any one calendar year pursuant to awards under the Plan.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Mr. Joshua Bekenstein, Mr. Christopher A. Kuebler, Mr. William J. Miller (Chairman), and Mr. Thomas P. Salice. No member of the Company’s Compensation Committee was an officer or employee of the company or serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as members of the Waters’ Board or its Compensation Committee.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Objectives of Waters Executive Compensation Program

It is the philosophy of the Board’s Compensation Committee that the Waters executive compensation program be both performance and market-based, and that a significant portion of compensation should be allocated to short and long-term variable performance-based compensation instruments. The objectives of the Company’s executive compensation program are aligned with the Committee’s philosophy and are as follows:

•	To focus senior management on achieving financial and operating objectives which provide long-term stockholder value.

•	To align the interests of senior management with the Company’s stockholders.

•	To attract and retain senior executive talent.

What is the Waters Executive Compensation Program designed to reward?

Throughout this Compensation Discussion and Analysis, those persons who served as (i) our principal executive officer during the year ended December 31, 2008, (ii) our principal financial officer during the year ended December 31, 2008 and (iii) our other three most highly compensated executive officers for the year ended December 31, 2008 are covered by the discussed compensation programs. The compensation programs described below apply in many cases to larger groups of the Company’s employees other than the five executive officers.

The compensation program is designed to motivate and reward executives for sustained high levels of achievement of the Company’s financial and operating objectives. It is the Company’s general intent to provide base salaries that are less than the market median for similarly situated executives in comparable firms, and to provide annual incentive target awards that are at or slightly above the market median. In aggregate, these two components, less than median base salaries and at or slightly greater than median incentives, provide a target total cash compensation opportunity that approximates the median of the market for achieving target performance goals. Actual base salaries may vary from this generally targeted position based on the performance, tenure, experience and contributions of the individual. Actual incentives will vary with the performance of the Company. Actual total cash can be less than or greater than the median of the market, based on these factors. We believe that the structure of our total cash compensation effectively aligns executives interests with stockholders interests by placing emphasis on the achievement of annual financial and operating objectives.

Sustained high levels of annual achievement of diluted earnings per share (“E.P.S.”) growth goals drive long-term stockholder value and the Company’s compensation program is designed to reward the creation of stockholder value through the annual Management Incentive Plan and the use of stock options. E.P.S. growth goals are utilized in the annual Management Incentive Plan and are based on E.P.S. reported in accordance with generally accepted accounting principles (“GAAP”). Annual E.P.S. results may be adjusted to exclude certain charges and credits, net of tax, including but not limited to purchased intangibles amortization, restructuring, litigation, asset and equity investment impairments and other items considered unusual or one-time. The Compensation Committee reviews and approves the annual adjusted E.P.S. (“non-GAAP E.P.S.”) for purposes of measuring E.P.S. growth goal achievement. The Compensation Committee considers these items non-operational transactions and not directly related to the ongoing operations of the Company and therefore utilizes non-GAAP E.P.S. goals in the annual Management Incentive Plan for executive officers.

Stock options align executive compensation with stockholder interests because options only provide value to the executive if the stock price increases over time. The value of Waters’ stock option grants enhances the competitive position of the executive’s total direct compensation (base salary, annual bonus and stock options) and further increases the orientation of total compensation toward performance-based instruments. The Compensation Committee reviews competitive market data in determining the value of executive stock option grants. Consistent with this performance-oriented compensation philosophy, performance-based compensation instruments comprise 70% or more of the total compensation (including benefits) for each of the named executive officers as outlined in the Summary Compensation Table.

What are the elements of executive compensation?

There are three key elements of executive compensation: base salary, senior management incentive bonus, and long-term performance-based awards. Although the amount of each element of compensation for each executive officer differs based on position-specific market data, the criticality of the executive position to the business and the executive’s level of contribution, competitive compensation for their respective positions and other individual factors, the overall structure and compensation elements utilized are consistent for the Chief Executive Officer (“CEO”) and all other executive officers.

Base Salary

The base salaries for executive officers are reviewed annually by the Compensation Committee. Individual salaries are based upon a combination of factors including past individual performance and experience, Company performance, scope of responsibility, competitive salary levels and an individual’s potential for making contributions to future Company performance. The Compensation Committee considers all these factors in determining base salary increases and does not assign a specific weighting to any individual factor.

At the end of fiscal 2007, the Committee considered the factors listed above in determining the 2008 salary levels for executive officers, including the Company’s 2007 non-GAAP E.P.S. growth of 20%, which exceeded the 15% target set by the Committee in February 2007. In addition, the competitive analysis, the details of which are described in a later section of this Proxy Statement indicated that on average the base salaries for executive officers fell at the 30th percentile of the competitive market for their respective positions. In December 2007, the Committee approved base salary increases for executive officers for fiscal year 2008 that ranged between 5.0% and 9.8%. The base salaries in effect for 2008 for all executive officers remain at or below the 50th percentile for their respective positions, which is consistent with our philosophy to emphasize performance-based pay.

Consistent with prior years, the Committee reviewed the above factors as well as the achievement of 20% non-GAAP E.P.S. growth in the review of executive base salaries at the end of fiscal 2008. Due to economic conditions at the end of fiscal 2008 and the projections for Company performance in 2009, the Committee, with agreement of the Company’s executive officers, did not increase executive base salaries for fiscal year 2009.

Annual Incentive

The Management Incentive Plan is the annual incentive plan for executive officers, senior executives, and other key employees of the Company. The Committee establishes performance targets at the beginning of each fiscal year for executive officers. Executive officers then establish performance targets for the remaining participants. Achievement of 100% of the performance target is required for an incentive payout equal to 100% of the incentive plan target. The 2008 target payouts for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae are, as a percentage of base salary, 100%, 90%, 60%, 60% and 40%, respectively. The 2009 target payouts for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae are, as a percentage of base salary, 100%, 90%, 75%, 60% and 40%, respectively. The threshold payouts are 25% of the target payout, and are payable upon achievement of threshold performance. Performance below the threshold level results in no payout. The plan also provides for a maximum payout amount of $5,000,000 which was established to comply with the maximum payout requirements of Section 162(m) of the Code.

The Committee has historically established Management Incentive Plan targets for executive officers based on E.P.S. growth over the prior year. The Management Incentive Plan is designed to provide increasing levels of bonus payout to the executive consistent with increasing levels of E.P.S. growth. The Committee evaluates the results of the Company’s performance against previously established targets in order to determine the individual bonuses for the executive officers under the Management Incentive Plan. For the 2008 fiscal year, the Committee established a 15% non-GAAP E.P.S. growth target over 2007. In addition, the Committee established a minimum threshold operating income performance requirement. In fiscal year 2008, the Company exceeded the threshold operating income requirement and achieved 20% non-GAAP E.P.S. growth. Non-GAAP E.P.S. for 2008 was $3.30 and excluded purchased intangible amortization, restructuring charges, a litigation provision, an out-of-period correction associated with software capitalization and amortization, and a tax charge associated with restructuring certain legal entities. Non-GAAP E.P.S. for 2007 was $2.75 and excluded purchased intangible amortization and a one-time charge associated with the freezing of pay credit accruals under the Company’s U.S. defined benefit pension plan. This above target Company performance in 2008 resulted in above target payouts for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae equal to 200%, 180%, 125%, 125% and 80% of base salary, respectively, under the Management Incentive Plan for fiscal year 2008. These bonus amounts for above target performance are consistent with the Compensation Committee’s philosophy to provide greater bonus opportunity for higher levels of performance. Over the past five years, the Company has achieved non-GAAP E.P.S. growth that has ranged from 10% to 26% and has exceeded 15% growth in four of the past five years. The Compensation Committee has established a 15% E.P.S. growth target and similar operating income threshold measures for fiscal year 2009.

Long-Term Performance-Based Awards

The Compensation Committee considers and grants stock options to executive officers and other senior executives to align the interests of these executives with those of Waters’ stockholders. We believe that stock options provide strong alignment between stockholders and these executives because the value of a stock option to an executive is directly related to the stock price appreciation delivered to stockholders over time. Conversely, poor stock price performance provides no stock option value to the executive.

In 2005, the Compensation Committee reviewed and evaluated in detail various long-term incentive instruments with a compensation consultant, Pearl Meyer & Partners. Based on this analysis, the Compensation Committee determined that non-qualified stock options (“NSO”) most effectively meet Waters’ objectives for using performance oriented equity instruments for executive officers and senior executives. Below the senior executive level, the Company’s primary objective for long-term equity compensation is the retention of key talent. Relying in part on advice from Pearl Meyer & Partners, the Committee also determined that restricted stock units (“RSU’s”) were the most effective long-term incentive instrument to meet its objective of retention for these employees. Waters has chosen not to employ restricted stock units for the senior management group to date.

It was the intention of the Compensation Committee to grant 125,000 NSO’s to Mr. Berthiaume in 2008. As in the prior three years, Mr. Berthiaume declined to be considered for an option grant in 2008. The Compensation Committee expects to consider Mr. Berthiaume for future stock option grants.

The Committee considered the operational and financial performance of the Company during fiscal year 2008, individual performance and competitive market data in determining NSO grants for Messrs. Ornell, Caputo, Beaudouin and Ms. Rae. In addition to these factors, the Committee also considers dilution, share usage and Statement of Financial Accounting Standard No. 123(R) “Share-Based Payment” (“SFAS 123(R)”) expense in determining the number of options to grant to executives. These factors were considered collectively without a specific weighting assigned to any one factor. The NSO’s were granted under the Waters Corporation 2003 Equity Incentive Plan based on the closing price of the Common Stock on the grant date, December 10, 2008. These options will vest at 20% per year for five years, and have a ten-year term. The five-year vesting schedule supports both the long-term focus of this element of compensation and Waters’ objective to retain senior executives.

Perquisites and Benefits

The Company does not offer any perquisites for the exclusive benefit of executive officers.

Senior executives are eligible to participate in compensation and benefit plans that are generally offered to other employees, such as the Waters Employee Investment Plan (the “401(k) Plan”), Employee Stock Purchase Plan, health and insurance plans. They are also eligible to participate in the Waters 401(k) Restoration Plan (the “401(k) Restoration Plan”) that is available to all employees who meet certain minimum earnings eligibility criteria. The Waters 401(k) Restoration Plan is described in more detail in the Non-Qualified Deferred Compensation table and narrative section of this Proxy Statement.

Change in Control/Severance Agreements

Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae (the “Executive Committee”) are each party to an Executive Change of Control/Severance Agreement, which is described in detail in the Payments Upon Termination or Change of Control section of this Proxy Statement.

The Company provides Change in Control/Severance Agreements for Executive Committee and key senior executives to ensure continuity of executive management in the event of a change in control of the Company, and to provide transition income for executives so that executives can evaluate a potential change in control in the best interests of the Company and stockholders. In addition, under the terms and conditions of the named executive officers’ stock option agreements issued under the 1996 Long Term Performance Incentive Plan and the 2003 Equity Incentive Plan, in the event of a change in control, all of their outstanding and unvested stock options will fully accelerate and become fully exercisable. The terms of these agreements are more fully described in the Payments Upon Termination or Change of Control section herein.

Why does Waters choose to pay each element?

Each element of executive compensation addresses specific objectives of the program and together they meet the overall objectives of the Waters executive compensation program. The mix of short-term cash incentives and long-term equity incentives focuses executives on achievement of annual financial and operating objectives that drive long-term shareholder value. The Company does not target a specific mix of compensation between short-term and long-term vehicles. The Company does consider multiple factors, including the competitive market, Company and individual performance.

Base salaries are important in attracting and retaining senior executives and other key employees. It is Waters’ general intent to set base salaries slightly below market median levels relative to the market for comparable positions and to consider the base salary amount in conjunction with the annual target incentive bonus amount.

The purpose of the Management Incentive Plan is to motivate executive officers, senior executives and other employees to achieve the annual E.P.S. growth and operating targets established at the beginning of the fiscal year. This element of compensation is important in meeting the objective of allocating a significant portion of annual compensation to variable performance-based compensation.

Long-term equity based compensation awards are designed to motivate senior executives and other key employees to contribute to the Company’s long-term growth of stockholder value and to align executives’ compensation with the growth in Waters’ stock price.

The Waters 401(k) Restoration Plan and the Waters Retirement Restoration Plan are designed to restore the benefits, matching contributions and compensation deferral that are limited by IRS benefit and compensation maximums. Effective December 31, 2007, future pay credit accruals to the Retirement Restoration Plan on behalf of senior executives were discontinued and no further pay credit accruals will be made on or after January 1, 2008. These plans are described more fully in the narrative that accompanies the Pension table and the Non-Qualified Deferred Compensation table in this Proxy Statement.

How does Waters determine the amount of each compensation element?

Compensation Committee Role

In determining the overall structure of the compensation elements, the Compensation Committee reviews the competitive market and compensation practice data as provided by Pearl Meyer & Partners and as described in detail below. The Compensation Committee also reviews the compensation package in total to ensure that the total compensation package emphasizes performance-based compensation elements and is designed to meet the overall objectives of the executive compensation program.

The Compensation Committee considers a range of factors in determining the amount of each compensation element for each executive officer. The range of factors includes Company performance, individual performance and experience, competitive compensation levels, the competitive markets, scope of responsibility and an individual’s potential for making future contributions to the Company.

Competitive Market Assessment

Competitive market data is an important component in determining the amount of compensation for each element and each executive. The Compensation Committee utilizes an outside consultant, Pearl Meyer & Partners, to provide advice on the structure of executive compensation as well as competitive data on base salary, total cash compensation, and long-term incentives. In addition, the Compensation Committee reviews the total compensation package for an executive from the perspective of total direct compensation, which includes base, actual bonus and the value of the long-term incentive grant.

Pearl Meyer & Partners and the Compensation Committee utilize multiple sources to review the competitive marketplace for each executive. Sources include surveys such as the Hewitt Executive Compensation Survey and the CHiPS Executive and Senior Management Total Compensation Survey, as well as a core peer group of 13 publicly traded firms within the life sciences and analytical instrument industry with generally similar revenues and market capitalization as Waters. The median revenue for the peer group for the four quarters ending September 30, 2008 is $2,028,000,000 and the median market capitalization as of November 5, 2008 is $2,864,000,000.

Peer Group Companies:

Agilent	Pall
Beckman Coulter	Perkin Elmer
Bio-Rad Laboratories	Sigma-Aldrich
Bruker	Thermo Fisher Scientific
Invitrogen	Varian
Mettler-Toledo	Varian Medical
Millipore

Two companies in the 2007 peer group were excluded from the 2008 peer group due to acquisitions. Applied Biosystems was excluded from the 2008 peer group due to its merger with Invitrogen. The new company, Life Technologies, will be evaluated in the future for inclusion in the peer group. Dade Behring Holdings was excluded due to its acquisition by Siemens. Data from the survey sources and the peer companies are combined to develop a primary market composite. The Hewitt Executive Compensation Survey provides a general industry perspective based on revenue scope for each executive position. The CHiPS Executive and Senior Management Total Compensation Survey provides a high technology perspective based on revenue for each executive position.

In addition, the Compensation Committee considers data from a broader group of 18 high technology companies with median revenues for the four quarters ending September 30, 2008 of $1,721,000,000 and market capitalization as of November 5, 2008 of $3,803,000,000.

High Technology Group Companies:

Activision Blizzard	Hologic
Autodesk	Invitrogen
C.R. Bard	King Pharmaceuticals
Barr Pharmaceuticals	McAfee
Beckman Coulter	Millipore
BMC Software	Mylan Laboratories
Cadence Design Systems	ResMed
Citrix Systems	Sepracor
FLIR Systems	Varian Medical

Four companies that were in the high technology group in 2007 were excluded from the 2008 high technology peer group due to acquisitions. These companies include Applied Biosystems, Cognos, Dade Behring Holdings and Respironics. The Compensation Committee, with management, reviews the appropriateness of the peer group and the high technology group each year.

Management’s Role in Executive Compensation

The Compensation Committee approves all compensation decisions for the executive officers. In discharging its responsibility with regard to the compensation of the Company’s CEO and other executive officers, the Compensation Committee utilizes the services of Pearl Meyer & Partners as an outside compensation consultant. The Vice President of Human Resources also provides the Compensation Committee with information and analysis on the Company’s executive compensation programs, as requested. Mr. Berthiaume provides the Compensation Committee with his assessment of the performance of the Company and other executive officers, and makes recommendations for the compensation of other executive officers. The Compensation Committee makes all decisions with respect to the compensation of the CEO and other executive officers. No executive officer makes any decision on any element of his/her own compensation.

Role of the Compensation Consultant

The Compensation Committee utilizes the services of Pearl Meyer & Partners as an outside compensation consultant. Pearl Meyer & Partners participates in Compensation Committee meetings and executive sessions and provides the Compensation Committee with information and advice on executive and director compensation such as competitive market assessments, trends, best practices and plan design.

Stock Ownership Guidelines

The importance of ownership in Waters’ stock by its executive officers is emphasized through ownership guidelines that require the CEO to acquire and retain Common Stock equal to five times his base salary over a three-year period. Additionally, the remaining members of the Company’s Executive Committee are required to acquire and retain Common Stock equal to two times their base salary over a five-year period. If an executive officer does not achieve his or her ownership guideline within the three or five year periods, respectively, a disposition guideline will be applied. The disposition guideline requires that, upon subsequent exercise of a stock option, 50% of the executive’s net after tax profit from such exercise be retained in shares of Waters Common Stock until the stock ownership guideline is achieved. An executive officer who achieves the ownership guideline and subsequently falls out of compliance will have 12 months to again achieve compliance before the disposition guideline on stock option exercises is applied. These guidelines were originally approved in February, 2004 and amended to include the stock option exercise disposition guideline in January, 2009. The ownership guidelines have been met by Mr. Berthiaume, Mr. Caputo and Mr. Ornell. Mr. Beaudouin and Ms. Rae are in the process of meeting their ownership requirement.

Stock Option Grant Practices

It has been the consistent practice of the Committee to grant stock options to senior executives annually at the Compensation Committee’s December meeting. Grant prices are established based on the closing price of the Common Stock on the date of grant.

Tax and Accounting Implications

Waters considers all the tax and accounting aspects of the compensation instruments utilized by the Company in determining the most efficient method to use in delivering executive compensation. This includes, but is not limited to, Section 162(m) of the Code. Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as performance-based. The Compensation Committee believes that payments under the Management Incentive Plan and equity grants under the 2003 Equity Incentive Plan qualifies as performance-based compensation. It is the Company’s intent to qualify plans for full deductibility to the extent that it is consistent with the Company’s overall compensation objectives.

How does each element and Waters’ decision regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements of compensation?

The Compensation Committee considers the effectiveness of each element of compensation in meeting the Company’s overall objectives for executive compensation as well as the competitive marketplace for each element of compensation. In addition, the Compensation Committee reviews the combined total of all compensation elements, or total direct compensation, in order to appropriately position total direct compensation relative to both the marketplace and the Company’s objectives. The Compensation Committee also believes that it is important to provide meaningful reward and recognition opportunities to executive officers irrespective of the potential gains the executive may realize from prior awards.

The table below summarizes the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers for the fiscal years ended December 31, 2008, 2007 and 2006, respectively.

Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock		Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Option	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	($)	($)	Awards ($)	($)	Earnings ($)	($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	2008	$735,000	—	—	$1,339,401	$1,470,000	$105,232	$129,432	$3,779,065

	2007	$700,000	—	—	$1,373,100	$1,400,000	$264,092	$71,082	$3,808,274

	2006	$650,000	—	—	$2,041,401	$1,625,000	$127,730	$31,758	$4,475,889

Arthur G. Caputo Executive Vice President and President, Waters Division	2008	$450,000	—	—	$2,186,661	$810,000	$52,391	$161,187	$3,660,239

	2007	$410,000	—	—	$1,887,749	$738,000	$126,055	$8,082	$3,169,886

	2006	$375,000	—	—	$1,845,367	$787,500	$62,891	$8,760	$3,079,518

John A. Ornell Vice President Finance and Administration and Chief Financial Officer	2008	$360,000	—	—	$913,418	$450,000	$20,549	$100,435	$1,844,402

	2007	$338,000	—	—	$837,936	$422,500	$53,822	$16,431	$1,668,689

	2006	$310,000	—	—	$954,644	$465,000	$27,885	$16,503	$1,774,032

Mark T. Beaudouin Vice President, General Counsel and Secretary	2008	$360,000	—	—	$1,009,806	$450,000	$7,873	$95,472	$1,923,151

	2007	$338,000	—	—	$861,744	$422,500	$42,304	$25,191	$1,689,739

	2006	$310,000	—	—	$668,331	$465,000	$21,932	$16,503	$1,481,766

Elizabeth B. Rae Vice President Human Resources	2008	$215,000	—	—	$481,328	$172,000	$7,230	$55,072	$930,630

	2007	$200,000	—	—	$375,258	$160,000	$26,708	$12,402	$774,368

	2006	$185,000	—	—	$295,876	$231,250	$11,662	$6,726	$730,514

(c)	Reflects the base salary earned by the executive officer during 2006, 2007 and 2008, respectively.

(f)	SFAS 123(R) is the accounting standard used in determining option award expense. The SFAS 123(R) expense was determined using the Black Scholes option pricing model without regard to estimated forfeitures. The assumptions used to calculate the SFAS 123(R) expense are disclosed in the Company’s Annual Reports for the fiscal years ended December 31, 2006, 2007, and 2008, respectively. The closing price of the Common Stock on the grant dates December 10, 2008, December 11, 2007 and December 13, 2006, were $41.20, $77.94 and $49.31, respectively. The option award expense for Mr. Berthiaume reflects that Mr. Berthiaume declined to be considered for a grant in 2006, 2007 and 2008, respectively. The amounts shown in this column reflect the Company’s accounting expense for these grants without regard to estimated forfeitures, and not the value that may be recognized by the executive officers.

(g)	Reflects the incentive earned for 2006, 2007 and 2008, respectively, under the Company’s Management Incentive Plan.

(h)	Reflects the change in the annual aggregate estimated present value of accrued retirement benefits from both the frozen Waters Retirement Plan and the frozen Waters Retirement Restoration Plan for 2008, 2007 and 2006, respectively for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae. There were no above market or preferential earnings on any non-qualified plan balances.

(i)	Reflects the matching contribution for the benefit of the named executive under the non-qualified Waters 401(k) Restoration Plan, the qualified 401(k) Plan, and for the dollar value of group term life insurance premiums paid by the Company on behalf of each executive during 2006, 2007 and 2008, respectively. Also included in 2008 is the one-time transition benefit associated with the freezing of pay credits under the Company’s Retirement Plan. The matching contributions in 2008 for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae, were $128,100, $13,800, $32,077, $51,450, and $22,500, respectively. The 2008 life insurance premiums paid by the Company on behalf of the executives for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were $1,332, $1,332, $1,200, $1,200 and $622, respectively. The one-time transition benefits made in March, 2008 for Messrs. Caputo, Ornell, Beaudouin and Ms. Rae were $146,055, $67,158, $42,822, $31,950 respectively. Mr. Berthiaume declined to participate in the transition benefit. The matching contribution in 2007 for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were $69,750, $6,750, $15,330, $24,090 and

$11,827, respectively. The 2007 life insurance premiums paid by the Company on behalf of the executive for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were $1,332, $1,332, $1,101, $1,101, and $575, respectively. The matching contribution in 2006 for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were $29,598, $6,600, $14,775, $14,775, and $5,927, respectively. The 2006 life insurance premiums paid by the Company on behalf of the executive for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were $2,160, $2,160, $1,728, $1,728, and $799, respectively. The Company does not offer any perquisites for the exclusive benefit of executive officers.

(j)	Reflects the total of columns (c) through (i) for each executive officer for 2006, 2007 and 2008, respectively.

The table below sets forth the range of potential payouts under the Management Incentive Plan and specifies the grant of stock option awards to the Company’s executive officers in the last fiscal year.

Grants of Plan-Based Awards Fiscal Year 2008

					All Other
					Option
					Awards:	Exercise
		Estimated Future Payouts Under			Number of	or Base
		Non-Equity Incentive Plan Awards			Securities	Price of	Grant Date
					Underlying	Option	Fair Value
	Grant	Threshold	Target	Maximum	Options	Awards	of Stock and
Name	Date	($)	($)	($)	(#)	($/Sh)	Option Awards
(a)	(b)	(c)	(d)	(e)	(j)	(k)	(l)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer		$183,750	$735,000	$2,756,250

Arthur G. Caputo Executive Vice President and President, Waters Division	12/10/2008				100,000	$41.20	$2,241,000

		$101,250	$405,000	$1,417,500

John A. Ornell Vice President Finance and Administration and Chief Financial Officer	12/10/2008				40,000	$41.20	$896,400

		$54,000	$216,000	$756,000

Mark T. Beaudouin Vice President, General Counsel and Secretary	12/10/2008				40,000	$41.20	$896,400

		$54,000	$216,000	$756,000

Elizabeth B. Rae Vice President Human Resources	12/10/2008				30,000	$41.20	$672,300

		$21,500	$86,000	$301,000

(c),	(d), (e) Reflects the range of payout under the Company’s Management Incentive Plan from threshold performance to maximum performance for 2008. Performance below threshold performance would result in no payout under the Management Incentive Plan. Pursuant to Section 162(m), the Management Incentive Plan has a $5,000,000 maximum payout limit.

(j)	Reflects the number of non-qualified stock options granted by the Compensation Committee on December 10, 2008. These options will vest 20% per year for five years. It was the intention of the Committee to grant a stock option award to Mr. Berthiaume in 2008; however, Mr. Berthiaume declined to be considered for an option grant in 2008.

(k)	Reflects the closing price of the Common Stock on December 10, 2008.

(l)	Reflects the SFAS 123(R) fair value of the stock option grant made on December 10, 2008 without regard to forfeitures. Assumptions used to value these awards using the Black-Scholes option pricing model are disclosed in the Company’s Annual Report for the fiscal year ended December 31, 2008.

Narrative Disclosure to the Summary Compensation Table and the Grants of PlanBased Awards Table

The non-equity incentive plan award payments, column (g) of the Summary Compensation Table, were earned under the Company’s Management Incentive Plan during fiscal 2006, 2007 and 2008, respectively. These incentive payments, which are above the target payout as disclosed in column (d) in the Grants of Plan-Based Awards Table, were based on exceeding the threshold requirements for operating income and the above target achievement of the fiscal year E.P.S. goals. The estimated future payouts under the non-equity incentive plan awards in columns (c), (d) and (e) of the Grants of Plan-Based Awards Table represent the threshold, target and maximum payouts respectively for fiscal year 2008 under the Company’s Management Incentive Plan.

The NSO awards listed in column (j) of the Grants of Plan-Based Awards Table were granted pursuant to the Waters Corporation 2003 Equity Incentive Plan. These 2008 stock option awards were granted at a meeting of the Compensation Committee held on December 10, 2008. The exercise price of $41.20 is equal to the closing market price of the Common Stock on December 10, 2008. All stock option grants to Messrs. Caputo, Ornell, and Beaudouin and Ms. Rae vest at 20% per year for five years and have a ten-year term. There have been no re-pricings or modifications of stock option awards for executive officers.

There were no discretionary or guaranteed bonus payments to executive officers in 2008. Salary comprises less than 23% of the total compensation for each executive officer and supports the Company’s emphasis on performance oriented compensation.

Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae do not have employment agreements with the Company. However, each is a party to an Executive Change of Control/Severance Agreement with the Company as discussed in the Payments Upon Termination or Change of Control section of this Proxy Statement.

The table below sets forth the outstanding equity awards classified as exercisable and un-exercisable for each of the Company’s executive officers as of December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards					Stock Awards
								Equity	Equity
			Equity					Incentive	Incentive Plan
			Incentive					Plan Awards:	Awards:
			Plan				Market	Number of	Market or
			Awards			Number	Value of	Unearned	Payout Value
	Number of	Number of	Number of			of Shares	Shares or	Shares,	of Unearned
	Securities	Securities	Securities			or Units	Units of	Units or	Shares, Units
	Underlying	Underlying	Underlying	Option		of Stock That	Stock	Other Rights	or Other
	Unexercised	Unexercised	Unexercised	Exercise	Option	Have Not	That	That Have	Rights That
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Have Not	Not Vested	Have Not
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	Vested ($)	(#)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	120,000	30,000	—	$47.12	12/8/2014	—	—	—	—

	150,000	0	—	$32.12	12/11/2013	—	—	—	—

	150,000	0	—	$36.25	12/12/2011	—	—	—	—

	100,000	0	—	$72.06	12/7/2010	—	—	—	—

	140,000	0	—	$23.06	12/9/2009	—	—	—	—

	0	100,000	—	$41.20	12/10/2018	—	—	—	—

	17,000	68,000	—	$77.94	12/11/2017	—	—	—	—

Arthur G. Caputo Executive Vice President and President, Waters Division	40,000	60,000	—	$49.31	12/13/2016	—	—	—	—

	60,000	40,000	—	$38.99	12/2/2015	—	—	—	—

	100,000	25,000	—	$47.12	12/8/2014	—	—	—	—

	100,000	0	—	$32.12	12/11/2013	—	—	—	—

	60,000	0	—	$21.39	12/30/2012	—	—	—	—

	50,000	0	—	$72.06	12/7/2010	—	—	—	—

	0	40,000	—	$41.20	12/10/2018	—	—	—	—

	6,800	27,200	—	$77.94	12/11/2017	—	—	—	—

John A. Ornell Vice President Finance and Administration and Chief Financial Officer	16,000	24,000	—	$49.31	12/13/2016	—	—	—	—

	24,000	16,000	—	$38.99	12/2/2015	—	—	—	—

	40,000	10,000	—	$47.12	12/8/2014	—	—	—	—

	50,000	0	—	$32.12	12/11/2013	—	—	—	—

	40,000	0	—	$21.39	12/30/2012	—	—	—	—

	60,000	0	—	$36.25	12/12/2011	—	—	—	—

	40,000	0	—	$72.06	12/7/2010	—	—	—	—

	0	40,000	—	$41.20	12/10/2018	—	—	—	—

	6,800	27,200	—	$77.94	12/11/2017	—	—	—	—

Mark T. Beaudouin Vice President, General Counsel and Secretary	16,000	24,000	—	$49.31	12/13/2016	—	—	—	—

	24,000	16,000	—	$38.99	12/2/2015	—	—	—	—

	40,000	10,000	—	$47.12	12/8/2014	—	—	—	—

	30,000	0	—	$32.12	12/11/2013	—	—	—	—

	10,000	0	—	$21.05	4/1/2013	—	—	—	—

	0	30,000	—	$41.20	12/10/2018	—	—	—	—

	5,000	20,000	—	$77.94	12/11/2017	—	—	—	—

Elizabeth B. Rae Vice President Human Resources	12,000	18,000	—	$49.31	12/13/2016	—	—	—	—

	18,000	12,000	—	$38.99	12/2/2015	—	—	—	—

	12,000	3,000	—	$47.12	12/8/2014	—	—	—	—

	3,000	0	—	$32.12	12/11/2013	—	—	—	—

	4,500	0	—	$36.25	12/12/2011	—	—	—	—

	6,000	0	—	$72.06	12/7/2010	—	—	—	—

(b)	(c) Although it was the intention of the Compensation Committee to grant a stock option award to Mr. Berthiaume in 2005, 2006, 2007 and 2008, Mr. Berthiaume declined to be considered for an option grant in each of these years. The expiration date for all grants is ten years from the date of grant. The vesting schedule for all stock option grants is 20% per year for five years. Grants with expiration dates of December 11, 2013 or earlier are 100% vested as of December 11, 2008. Vesting dates for annual grants with expiration dates after December 11, 2013 are December 8, December 2, December 13, December 11, and December 10, respectively. On the annual anniversary of each of these dates, an additional 20% of the total number of shares granted will vest until 100% of the original grant is vested on the fifth anniversary of the grant date.

The table below sets forth certain information regarding stock option awards exercised for the Company’s executive officers during the last fiscal year.

Option Exercises and Stock Vested Fiscal Year 2008

	Option Awards		Stock Awards
	Number of Securities	Value Realized Upon	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Douglas A. Berthiaume	200,000	$4,421,224	—	—
Chairman, President and Chief Executive Officer

Arthur G. Caputo	—	—	—	—
Executive Vice President and President, Waters Division

John A. Ornell	—	—	—	—
Vice President Finance and Administration and Chief Financial Officer

Mark T. Beaudouin	—	—	—	—
Vice President, General Counsel and Secretary

Elizabeth B. Rae	8,400	$309,798	—	—
Vice President Human Resources

(a)	All of options exercised by Mr. Berthiaume had expiration dates of December 10, 2008.

The table below sets forth certain information regarding payments or other benefits in connection with retirement of the Company’s executive officers.

Pension Benefits Fiscal Year 2008

		Number of
		Years of	Present Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefits ($)	Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Douglas A. Berthiaume Chairman, President	Waters Corporation Retirement Plan	28.12	$272,439	—

and Chief Executive Officer	Waters Corporation Retirement Restoration Plan	28.12	$1,488,921	—

Arthur G. Caputo Executive Vice President	Waters Corporation Retirement Plan	31.19	$280,993	—

and President, Waters Division	Waters Corporation Retirement Restoration Plan	31.19	$575,469	—

John A. Ornell Vice President Finance	Waters Corporation Retirement Plan	18.54	$171,881	—

and Administration and Chief Financial Officer	Waters Corporation Retirement Restoration Plan	18.54	$152,018	—

Mark T. Beaudouin Vice President,	Waters Corporation Retirement Plan	5.75	$44,700	—

General Counsel and Secretary	Waters Corporation Retirement Restoration Plan	5.75	$82,321	—

Elizabeth B. Rae Vice President	Waters Corporation Retirement Plan	12.96	$82,791	—

Human Resources	Waters Corporation Retirement Restoration Plan	12.96	$13,977	—

The present value of the accumulated benefit is calculated in accordance with Statement of Financial Accounting Standard No. 87 “Employers Accounting for Pensions”. Please refer to footnotes in the Company’s Annual Report for the fiscal year ended December 31, 2008 for the Company’s policy and assumptions made in the valuation of this accumulated benefit.

The Waters Retirement Plan (“Retirement Plan”) is a U.S. defined benefit cash balance plan for eligible U.S. employees. The Waters Retirement Restoration Plan (“Retirement Restoration Plan”) is a U.S. un-funded, non-qualified plan which restores the benefits under the Waters Retirement Plan that are limited by Internal Revenue Service benefit and compensation maximums. As a cash balance plan, each participant’s benefit is determined based on annual pay credits and interest credits which are made to each participant’s notional account. Effective December 31, 2007, future pay credits to the Retirement and Retirement Restoration Plans on behalf of senior executives were discontinued and no further pay credits will be made on or after January 1, 2008. Interest credits will continue to apply. Interest credits are based on the one-year constant maturity Treasury Bill rate on the first business day in November of the preceding plan year plus 0.5%, subject to a 5.0% minimum and a 10.0% maximum rate.

A participant is not vested in the Retirement and Retirement Restoration Plans until completion of five years of service at which time the employee becomes 100% vested. The normal retirement age under the plans is age 65. Messrs. Berthiaume and Caputo are currently eligible for early retirement under the Retirement Plan and Retirement Restoration Plan. Under these plans, early retirement is defined as attainment of age 62 with at least 10 years of service. However, former participants of the Millipore Retirement Plan (a former parent company of Waters) are eligible for early retirement upon attainment of age 55 with at least 10 years of service. Messrs. Berthiaume and Caputo are former Millipore Retirement Plan participants.

The valuation method and material assumptions used in calculating the benefit reported in column (d) are disclosed in the Company’s Annual Report for the fiscal year ended December 31, 2008.

The table below summarizes the deferred compensation in the last fiscal year for the Company’s executive officers.

Non-Qualified Deferred Compensation Fiscal Year 2008

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
Name	Last FY ($)	Last FY ($)	in Last FY ($)	Distributions ($)	at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Douglas A. Berthiaume	$128,100	$114,300	$(2,144,018)	—	$2,951,996
Chairman, President and Chief Executive Officer

Arthur G. Caputo	—	$108,030	$(165,441)	—	$645,767
Executive Vice President and President, Waters Division

John A. Ornell	$36,000	$60,910	$(331,704)	—	$475,998
Vice President Finance and Administration and Chief Financial Officer

Mark T. Beaudouin	$78,250	$66,072	$(180,125)	—	$312,042
Vice President, General Counsel and Secretary

Elizabeth B. Rae	$22,500	$16,125	$(17,989)	—	$39,171
Vice President Human Resources

(b)	Amounts in this column are also reported as salary (column(c)) or non-equity incentive compensation (column (g)) in the Summary Compensation Table.

(c)	Amounts in this column represent Company contributions to the 401(k) Restoration Plan. In 2008, the Company contributions include both matching contributions and the one-time transition benefit associated with the freezing of pay credits under the Company’s Retirement Plan. These amounts are also reported under “All Other Compensation” in the Summary Compensation Table.

(d)	Amounts reflected in this column are not included in the Summary Compensation Table because the earnings are not “above-market” or preferential.

(f)	The fiscal year-end balance reported for the 401(k) Restoration Plan includes the following amounts that were previously reported in the Summary Compensation Table as compensation for 2006, 2007 and 2008 for Messrs. Berthiaume, Caputo, Ornell, Beaudouin, and Ms. Rae: $311,795, $0, $96,031, $185,800, and $34,500, respectively.

All non-qualified deferred compensation contributions made by the executive officer, or by the Company on behalf of the executive officer, are made pursuant to the 401(k) Restoration Plan. The purpose of the 401(k) Restoration Plan is to allow certain management and highly compensated employees to defer wages to a non-qualified retirement plan in addition to the amount permitted to be deferred under the 401(k) Plan ($15,500 in 2008). The 401(k) Restoration Plan is also intended to permit participants to receive the additional matching contributions that they would have been eligible to receive under the 401(k) Plan if the IRS limit on compensation for such plan, $230,000 in 2008, did not apply.

Payments Upon Termination or Change of Control

Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae do not have employment agreements with the Company. However, each is party to an Executive Change of Control/Severance Agreement dated February 24, 2004 and amended February 27, 2008. Under the terms of their agreements if any such executive’s employment is terminated without cause during the period beginning 9 months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), or such executive terminates his or her employment “for good reason” (as defined in the agreement) during the 18 month period following a change of control of the Company, such officer would be entitled to receive the following in a lump sum payment:

•	Two times the annual base salary;

•	Two times the greater of the annual accrued bonus in the year of termination or target bonus; and

•	Twenty-four months of continued insurance benefit coverage (life, accident, health and dental) substantially similar to the coverage he or she had been receiving prior to any such termination, or the premium equivalent.

In addition, under the terms and conditions of the named executive officers’ stock option agreements issued under the 1996 Long Term Performance Incentive Plan and the 2003 Equity Incentive Plan, in the event of a change in control, all of their outstanding and unvested stock options will fully accelerate and become fully exercisable.

The agreement further provides that the benefits will be supplemented by an additional payment to “gross up” such executive for any excise tax under the “golden parachute” excise tax provisions of the Code §§ 280G and 4999 to ensure that after the payments for change in control, the executive is in the same economic position as if the payment were not subject to an excise tax. This additional payment would be equal to the sum of the excise tax on any “parachute payment” and the additional tax attributable to the receipt of the gross-up payment.

If the employment of a named executive officer had been terminated without cause or the officer resigned for good reason on December 31, 2008 and within 18 months of a change in control, they would have received the following cash severance and incremental benefits (given retroactive effect to the changes made):

Potential Severance and Incremental Benefits Upon Change-in-Control

	Cash Severance		Other Benefits
				In-the-
				Money		Total Value
	Base			Value of		of Change-
	Salary	Bonus		Accelerated		in-Control
	(2X Current	(2X Target	Benefits	Stock	Excise Tax	Related
Name	Base Salary)	Bonus)	Continuation	Options	Gross-Up	Benefits
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	$1,470,000	$1,470,000	$31,010	$0	$0	$2,971,010

Arthur G. Caputo Executive Vice President and President, Waters Division	$900,000	$810,000	$31,010	$0	$0	$1,741,010

John A. Ornell Vice President Finance and Administration and Chief Financial Officer	$720,000	$432,000	$30,610	$0	$0	$1,152,000

Mark T. Beaudouin Vice President, General Counsel and Secretary	$720,000	$432,000	$30,610	$0	$0	$1,152,000

Elizabeth B. Rae Vice President, Human Resources	$430,000	$172,000	$29,010	$0	$0	$631,000

The cash severance was calculated assuming the base salary and annual bonus target under the Management Incentive Plan for 2008, in effect on December 31, 2008. The benefit continuation payment is based on premium costs as of December 31, 2008.

The table below summarizes the director compensation for the Company’s independent directors in the last fiscal year.

Director Compensation Fiscal Year 2008

Name	Fees Earned or	Stock	Option	Non-Equity	Change in	All Other	Total ($)
	Paid in Cash ($)	Awards ($)	Awards ($)	Incentive	Pension	Compensation ($)
				Compensation ($)	Value and
					Non-Qualified
					Deferred
					Compensation
					Earnings ($)
(a)	(b)	(c)	(d)	(e)	(f)	(f)	(f)
Joshua Bekenstein	$59,000	$54,577	$79,108	—	—	—	$192,685
Michael J. Berendt, Ph.D.	$65,500	$54,577	$79,108	—	—	—	$199,185
Edward Conard	$63,500	$54,577	$79,108	—	—	—	$197,185
Laurie H. Glimcher	$60,500	$54,577	$79,108	—	—	—	$194,185
Christopher A. Kuebler	$62,000	$56,627	$45,297	—	—	—	$163,924
William J. Miller	$77,500	$54,577	$79,108	—	—	—	$211,185
JoAnn A. Reed	$68,000	$56,627	$45,297	—	—	—	$169,924
Thomas P. Salice	$90,500	$54,577	$79,108	—	—	—	$224,185

SFAS 123(R) is the accounting standard used in determining option award expense. The SFAS 123(R) expense was determined using the Black Scholes option pricing model without regard to estimated forfeitures. The assumptions used to calculate the SFAS 123(R) expense are disclosed in the Company’s Annual Report for the fiscal years ended December 31, 2008.

(c)	Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller, Salice, and Ms. Glimcher and Ms. Reed were each granted 1,000 restricted stock awards on January 2, 2008, with a SFAS 123(R) fair value of $76,750 and a vesting date of January 30, 2011. The closing price of the Common Stock was $76.75 on January 2, 2008. On December 31, 2008, all Board members held 3,000 shares of unvested restricted stock.

(d)	Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller, Salice, and Ms. Glimcher and Ms. Reed were each granted 3,500 non-qualified stock options on January 2, 2008, with a SFAS 123R fair value of $98,879 and a vesting schedule of 20% per year for five years. The closing price of the Common Stock on January 3, 2008 was $76.75 per share. The outstanding non-qualified stock options for Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller, Salice, Ms. Glimcher, and Ms. Reed on December 31, 2008, were 35,500, 35,500 , 35,500, 11,500, 35,500, 31,500, 20,300 and 11,500 options, respectively.

There will be no increase in Board compensation for 2009. In 2008, Board compensation included a retainer of $50,000 for the year, paid quarterly, $1,500 for each Board and Committee meeting attended. The lead director received an additional annual retainer of $5,000 resulting in a total annual retainer of $55,000. The annual retainer for the Audit Committee chairman was $10,000. The chairmen of both the Nominating and Corporate Governance and Compensation Committees each received a $5,000 annual retainer. Equity compensation of 1,000 restricted stock awards and 3,500 non-qualified stock options was granted on the first business day of the fiscal year.

All Directors are also reimbursed for expenses incurred in connection with their attendance at meetings. Directors who are full-time employees of the Company receive no additional compensation or benefits for service on the Board or its Committees.

The Compensation Committee utilizes an outside external consultant, Pearl Meyer & Partners, to provide advice on the structure of Director compensation. Pearl Meyer & Partners and the Committee utilize sources of data consistent with the executive compensation assessment which include the peer group of 13 publicly traded firms, as well as data from a broader group of 18 high technology companies with revenues and market capitalization similar to Waters. Based on the competitive assessment, the Board approved the compensation for Board members for services performed in 2008.

The Company also sponsors the 1996 Non-Employee Deferred Compensation Plan, which provides non-employee members of the Board with the opportunity to defer 100% of retainer, meeting and committee fees. Fees may be deferred in cash or invested in Waters Common Stock units. If a Director elects to defer his or her fees in Waters Common Stock units, the amount deferred is converted into Common Stock units by dividing the amount of fees payable by the average stock price of the Company’s Common Stock for the fiscal quarter. Messrs. Bekenstein and Conard elected to defer fees into Waters Common Stock units in 2008.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Waters Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K of the Exchange Act. Based on these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mr. William J. Miller, Chairman	Mr. Joshua Bekenstein	Mr. Christopher A. Kuebler	Mr. Thomas P. Salice

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding beneficial ownership of Common Stock as of March 18, 2009 by each person or entity known to the Company who owns beneficially five percent or more of the Common Stock, by each named executive officer and Director nominee and all executive officers and Director nominees as a group.

	Amount and
	Nature of	Percentage of
	Beneficial	Outstanding
Name of Beneficial Owner	Ownership(1)	Common Stock(1)

5% Stockholders
Massachusetts Financial Services Company	10,001,501	10.20%
500 Boylston Street Boston, MA 02116(2)
Executive Officers and Directors
Mark T. Beaudouin(3)(4)	130,613	*
Douglas A. Berthiaume(3)(5)	3,489,801	3.60%
Arthur G. Caputo(3)	602,734	*
John Ornell(3)(6)	293,363	*
Elizabeth Rae(3)(7)	64,164	*
Joshua Bekenstein(3)(8)(11)	49,900	*
Dr. Michael J. Berendt(3)(12)	37,900	*
Edward Conard(3)(8)(10)	45,900	*
Dr. Laurie H. Glimcher(3)(12)	18,700	*
Christopher A. Kuebler(3)(11)	8,700	*
William J. Miller(3)(8)(10)(11)	36,400	*
JoAnn A. Reed(3)(10)	8,700	*
Thomas P. Salice(3)(8)(9)(10)(11)(12)	76,800	*
All Directors and Executive Officers as a group (13 persons)	4,863,674	4.96%

*	represents less than 1% of the total number of the issued and outstanding shares of Common Stock.

(1)	Figures are based upon 96,406,901 shares of Common Stock outstanding as of March 18, 2009. The figures assume exercise by only the stockholder or group named in each row of all options for the purchase of Common Stock held by such stockholder or group which are exercisable within 60 days of March 18, 2009.

(2)	Amounts shown reflect the aggregate number of shares of Common Stock held by Massachusetts Financial Services Company based on information set forth in Schedule 13GA filed with the SEC on February 4, 2009. Figures include 8,368,491 shares with sole power to vote or direct the vote, and 10,001,501 shares with sole power to dispose or to direct the disposition of shares.

(3)	Includes share amounts which the named individuals have the right to acquire through the exercise of options which are exercisable within 60 days of March 18, 2009 as follows: Mr. Beaudouin 126,800, Mr. Berthiaume 660,000, Mr. Caputo 427,000, Mr. Ornell 276,800, Ms. Rae 60,500, Mr. Bekenstein 27,900, Dr. Berendt 27,900, Mr. Conard 27,900, Dr. Glimcher 12,700, Mr. Kuebler 4,700, Mr. Miller 27,900, Ms. Reed 4,700 and Mr. Salice 23,900.

(4)	Includes 2,838 shares held in Mr. Beaudouin’s ESPP and 401K accounts.

(5)	Includes 69,000 shares held by Mr. Berthiaume’s wife, 316,859 shares held by a family limited partnership, 35,290 shares held in Mr. Berthiaume’s 401K Plan and 25,252 shares held in a family trust. Mr. Berthiaume disclaims beneficial ownership for the shares held by his wife, the shares held in a family trust and the shares held by a family limited partnership.

(6)	Includes 10,559 shares held in Mr. Ornell’s ESPP and 401K accounts and 3,000 shares held by his daughters for which Mr. Ornell disclaims beneficial ownership.

(7)	Includes 2,764 shares held in Ms. Rae’s ESPP and 401K accounts.

(8)	Excludes deferred compensation in the form of phantom stock, receipt of which may be, at the election of the Director, on a specified date at least six months in the future or upon his or her cessation of service as a Director of the Company.

(9)	Includes 3,000 shares held in Mr. Salice’s Individual Retirement Account and 3,200 shares held by a charitable trust and over which Mr. Salice shares voting and investment power with his spouse as trustees.

(10)	Member of the Audit Committee.

(11)	Member of the Compensation Committee.

(12)	Member of the Nominating and Corporate Governance Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

The Federal securities laws require the Company’s Directors, executive officers, and persons who own more than 10% of the Common Stock to file with the SEC, the New York Stock Exchange and the Secretary of the Company initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock.

To the Company’s knowledge, based solely on review of the copies of such reports and written representations furnished to the Company that no other reports were required, none of the Company’s executive officers, Directors and greater-than-ten-percent beneficial owners failed to file on a timely basis during the fiscal year ended December 31, 2008.

STOCKHOLDER PROPOSALS

Proposals of stockholders to be presented at the 2010 Annual Meeting of Stockholders, anticipated to be scheduled on or about May 12, 2010, must be received by the Secretary of the Company at 34 Maple Street, Milford, Massachusetts 01757 in the following manner. Proposals that are submitted pursuant to Rule 14a-8 under the Exchange Act, and are to be considered for inclusion in the Company’s Proxy Statement and form of Proxy relating to that meeting must be received by December 3, 2009. All other proposals must be received during the 60 to 90 day period preceding that meeting.

STOCKHOLDERS SHARING AN ADDRESS

Only one copy of our Annual Report, Proxy Statement or Notice is being delivered to multiple security holders sharing an address, unless we have received instructions to the contrary from one or more of the stockholders.

We will deliver promptly upon written or oral request a separate copy our Annual Report on Form 10-K, the Proxy Statement or Notice to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy our Annual Report on Form 10-K, Proxy Statement or Notice, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write to the Director of Investor Relations at our principal executive offices at 34 Maple Street, Milford, Massachusetts 01757 or call the Director of Investor Relations of Waters at (508) 482-2349.

EXHIBIT A

WATERS CORPORATION

2009 Employee Stock Purchase Plan

1.	Purpose and History

The purpose of this Plan is to give Employees wishing to do so a convenient means of purchasing Common Stock of the Company through payroll deductions. The Company believes that ownership of Common Stock by Employees will foster greater Employee interest in the Company’s growth and development.

This Plan was adopted by the Board on February 27, 2009. It is the Company’s intention that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed in a manner consistent with the requirements of that Code section.

2.	Definitions

As used in this Plan, the following terms shall have the following meanings:

2.1.	Board means the Company’s Board of Directors.

2.2.	Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.

2.3.	Committee means the Compensation Committee of the Board or such other committee delegated responsibility by the Board for the administration of the Plan, as provided in Section 5 of the Plan. For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.

2.4.	Common Stock or Stock means the common stock, par value $.01 per share, of the Company.

2.5.	Company means Waters Corporation, a corporation organized under the laws of the State of Delaware.

2.6.	Compensation means an Employee’s regular earnings plus commissions, lump sum cash payments of merit pay increases, overtime, short-term disability pay, unused vacation pay, and certain management-approved incentive bonuses.

2.7.	Continuous Status as an Employee means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Plan administrator, provided that such leave is for a period of not more than three (3) months, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) transfers between locations of the Company or between the Company and a Covered Entity.

2.8.	Contributions means all amounts credited to the account of a Participating Employee pursuant to the Plan.

2.9.	Corporate Transaction means (1) any merger or consolidation of the Company with or into another entity as a result of which the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (2) any sale or exchange of all of the Stock of the Company for cash, securities or other property, (3) any sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions or (4) any liquidation or dissolution of the Company.

2.10.	Covered Entity means any Subsidiary that may adopt the Plan from time to time in accordance with the procedures set forth in Section 14 hereof with the Company’s consent.

2.11.	Effective Date means February 27, 2009.

2.12.	Employee means an employee of the Company or a Covered Entity who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year.

2.13.	Exchange Act means the Securities Exchange Act of 1934, as amended.

2.14.	Fair Market Value has the meaning set forth in Section 6.4(c), below.

2.15.	New Plan Period Termination Date has the meaning set forth in Section 12.4, below.

2.16.	Participating Employee means an Employee who elects to participate in the Plan pursuant to Section 6.2, below.

2.17.	Payroll Deduction means a payroll deduction specified by a Participating Employee to be made from each paycheck during the Plan Period for the purchase of Shares under this Plan.

2.18.	Plan means this Waters Corporation 2009 Employee Stock Purchase Plan.

2.19.	Plan Period Commencement Date means the first day of each Plan Period.

2.20.	Plan Period Termination Date means the last day of each Plan Period.

2.21.	Plan Period means each period described in Section 6.1, at the end of which each Participating Employee shall purchase Shares.

2.22.	Purchase Price means with respect to a Plan Period an amount equal to (a) ninety percent (90%) of the Fair Market Value (as defined in Section 6.4(c) below) of a Share on the Plan Period Commencement Date or (b) the Fair Market Value of a Share on the Plan Period Termination Date, whichever is lower; provided, however, that if (i) there is an increase in the number of Shares available for issuance under the Plan as a result of a stockholder-approved amendment to the Plan, (ii) all or a portion of such additional Shares are to be issued with respect to the Plan Period underway at the time of such increase (“Additional Shares”), and (iii) the Fair Market Value of a Share of Common Stock on the date of such increase (the “Approval Date Fair Market Value”) is higher than the Fair Market Value described in clause (a) above, then in such instance the Purchase Price with respect to Additional Shares shall be (x) ninety percent (90%) of the Approval Date Fair Market Value or (b) the Fair Market Value of a Share on the Plan Period Termination Date, whichever is lower.

2.23.	Share means a share of Common Stock, as adjusted in accordance with Section 12 of the Plan.

2.24.	Subsidiary means a corporation, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.	Shares Reserved For The Plan

Subject to adjustment as provided in Section 12 hereof, the number of Shares reserved for issuance hereunder shall be eight hundred eighty six thousand four hundred fifty six (886,456) which is the sum of: (i) seven hundred fifty thousand (750,000), plus (ii) the number of shares reserved for issuance pursuant to the Company’s 1996 Employee Stock Purchase Plan but not issued thereunder as of January 1, 2009. For purposes of applying the foregoing limitation, if any option expires, terminates or is cancelled for any reason without having been exercised in full, the Shares not purchased or received by the Employee shall again be available for options to be granted under the Plan. Shares issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.

4.	Administration

The Plan shall be administered by the Committee, provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided, further, that the Committee may delegate its duties in order to facilitate the purchase and transfer of Shares and to provide for the day-to-day administration of the Plan with all powers necessary to enable the delegate to carry out its duties in that respect. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each option to be granted by the Company under the Plan. In making such determinations, the Committee may take into account such factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an option granted pursuant to hereto.

5.	Eligibility for Awards

Subject to the requirements of Section 6.2 and the limitations imposed by Section 423(b) of the Code, any Employee shall be eligible to participate in a Plan Period under the Plan as of the applicable Plan Period Commencement Date. Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (taking into account stock which would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such stock (determined on the basis of the Fair Market Value of such stock on the date or dates such option was granted) for each calendar year in which such option is outstanding at any time.

6.	Terms of Participation

6.1.	Plan Periods. Each calendar year shall be have four Plan Periods, beginning on the first day of each January, April, July and October for which a closing price for the Company Common Stock is available, and ending on the last day of the immediately following March, June, September and December for which a closing price for the Company Common Stock is available, respectively. Each such period is referred to herein as a “Plan Period.”

6.2.	Election to Participate and Plan Deductions.

(a)	Shares shall be offered for purchase under the Plan through a series of successive, non-overlapping Plan Periods until such time as (i) the maximum number of Shares available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated. At any time and from time to time, the Committee may change the duration and/or the frequency of Plan Periods or suspend operation of the Plan with respect to Plan Periods not yet commenced.

(b)	An eligible Employee may become a Participating Employee in the Plan by completing an enrollment agreement on the form provided by the company and filing it with the Company prior to the Company’s enrollment deadline for the Plan Period in which such Employee desires to participate, unless a later time for filing the subscription agreement is set by the Committee for all eligible Employees with respect to a given Plan Period. The enrollment agreement shall set forth the percentage of the Employee’s Compensation (subject to Section 6.2(c) below) to be paid as Contributions pursuant to the Plan. Payroll deductions shall commence on the first payroll following the Plan Period Commencement Date and shall end on the last payroll paid on or prior to the Plan Period Termination Date, unless sooner terminated by the Participating Employee as provided in Section 6.7.

(c)	A Participating Employee may elect to have payroll deductions taken from each payroll during any Plan Period in an amount not less than one percent (1%) and not more than fifteen percent (15%) (or such other percentage as the Committee may establish from time to time before any Plan Period Commencement Date) of such Participating Employee’s Compensation on each payroll date during the Plan Period. All payroll deductions made by a Participating Employee shall be credited to his or her account under the Plan. No interest shall accrue on Contributions to the Plan. A Participating Employee may not make any additional payments into such account.

(d)	Unless the Committee announces otherwise before the start of a particular Plan Period, an eligible Employee’s enrollment agreement in effect at the end of one Plan Period will remain in effect for each subsequent Plan Period.

(e)	A Participating Employee may discontinue his or her participation in the Plan as provided in Section 6.7. In addition, a Participating Employee may, on one occasion only during each Plan Period, reduce the rate of his or her Contributions to zero percent (0%) with respect to the Plan Period by completing and filing with the Company a new enrollment agreement authorizing a change in the payroll deduction rate. Any such change in payroll deduction rate shall be effective as of the first payroll period following the date of filing of the new enrollment agreement, if the agreement is filed at least ten (10) business days prior to such period and, if not, as of the second following payroll period.

(f)	Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5 herein, a Participating Employee’s Payroll Deductions may be decreased during any Plan Period to zero percent (0%). Payroll Deductions reduced to zero percent (0%) in compliance with this Section 6.2(f) shall re-commence automatically at the rate provided in such Participating Employee’s enrollment agreement at the beginning of the next Plan Period, unless terminated by the Participating Employee as provided in Section 6.7.

(g)	Any amounts left over in a Participating Employee’s account upon expiration or termination of the Plan (or upon a withdrawal by a Participating Employee or upon a Participating Employee purchasing the maximum dollar amount or number of shares hereunder) shall be returned to the Participating Employee.

6.3.	Shares.

(a)	If the Committee determines that, on a given Plan Period Termination Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Plan Period Commencement Date, or (ii) the number of shares available for sale under the Plan on such Plan Period Termination Date, then the Company shall make a pro rata allocation of the Shares available for purchase on such Plan Period Termination Date in as uniform a matter as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participating Employees exercising options to purchase Common Stock on such Plan Period Termination Date. The Company shall make pro rata allocation of the Shares available on the Plan Period Commencement Date pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Plan Period Commencement Date.

(b)	The Participating Employee shall have no interest or voting right in Shares covered by his or her option until such option has been exercised.

(c)	Shares to be delivered to a Participating Employee under the Plan will be registered in the name of the Participating Employee.

6.4.	Grant of Options.

(a)	A Participating Employee shall be granted a separate purchase right for each Plan Period in which he or she participates. The purchase right shall be granted on the Plan Period Commencement Date for the Plan Period and shall provide the Participating Employee with the right to purchase Shares upon the terms set forth below.

(b)	The number of Shares purchasable by a Participating Employee on each Plan Period Termination Date during the Plan Period, pursuant to Section 6.5 below, shall be determined by dividing such Employee’s Contributions accumulated during such Plan Period prior to such Plan Period Termination Date and retained in the Participating Employee’s account as of the Plan Period Termination Date by the applicable Purchase Price. However, the maximum number of Shares a Participating Employee may purchase during each Plan Period shall be five thousand (5,000) Shares, and provided further that such purchase shall be subject to the limitations set forth in Sections 6.2(c).

(c)	The fair market value of the Shares on a given date (the “Fair Market Value”) means the value of a share of common stock on a particular date determined by such methods or procedures as may be established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of the common stock as of any date, is the closing price for the common stock as reported by the New York Stock Exchange (or on any other national securities exchange on which the common stock is then listed) for that date.

6.5.	Exercise. Unless a Participating Employee withdraws from the Plan as provided in Section 6.7, each purchase right shall be automatically exercised on each Plan Period Termination Date, and Shares shall accordingly be purchased on behalf of each Participating Employee on each such Plan Period Termination Date. The purchase shall be effected by applying the Participating Employee’s Payroll Deductions for the Plan Period ending on such Plan Period Termination Date to the purchase of Shares (subject to the limitation on the maximum number of Shares purchasable per Participating Employee on any one Plan Period Termination Date) at the Purchase Price in effect for the Participating Employee for that Plan Period Termination Date. The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participating Employee on the Plan Period Termination Date. During his or her lifetime, a Participating Employee’s option to purchase Shares hereunder is exercisable only by him or her.

6.6.	Delivery. As promptly as practicable after each Plan Period Termination Date, the Company shall arrange the delivery to each Participating Employee, as appropriate, of the Shares purchased upon exercise of his or her option.

6.7.	Voluntary Withdrawal; Termination of Employment.

(a)	A Participating Employee may withdraw all but not less than all of the Contributions credited to his or her account under the Plan at any time prior to each Plan Period Termination Date by giving written notice to the Company in accordance with the Company’s policy regarding withdrawal from the Plan. All of the Participating Employee’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current Plan Period will be automatically terminated, and no further Contributions for the purchase of Shares will be made (or will be permitted to be made) during the Plan Period.

(b)	Upon termination of the Participating Employee’s Continuous Status as an Employee prior to a Plan Period Termination Date for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 8, and his or her option will be automatically terminated.

(c)	In the event a Participating Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the Plan Period in which the Employee is a Participating Employee, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account and remaining there will be returned to him or her and his or her option terminated.

(d)	A Participating Employee’s withdrawal during a Plan Period will not have any effect upon his or her eligibility to participate in a succeeding Plan Period or in any similar plan which may hereafter be adopted by the Company.

7.	No Special Service Rights

Nothing contained in this Plan shall confer upon any Employee any right with respect to the continuation of his or her employment with the Company or any Covered Entity or any other entity, corporation, partnership, limited liability company or business trust controlling, controlled by or under common control with the Company, or interfere in any way with the right of any such entity, subject to the terms of any separate employment agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment relationship or to increase or decrease, or otherwise adjust, the other terms and conditions of the Employee’s employment.

8.	Designation of Beneficiary

8.1.	A Participating Employee may file a written designation of a beneficiary who is to receive any Shares and cash, if any, from the Participating Employee’s account under the Plan in the event of such Participating Employee’s death subsequent to the end of a Plan Period but prior to delivery to him or her of such Shares and cash. Any such beneficiary shall also be entitled to receive any cash from the Participating Employee’s account under the Plan in the event of such Participating Employee’s death during a Plan Period.

8.2.	Such designation of beneficiary may be changed by the Participating Employee at any time by written notice. In the event of the death of a Participating Employee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participating Employee’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participating Employee, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participating Employee, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

9.	Transferability of Options and Shares

Neither Contributions credited to a Participating Employee’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 8) by the Participating Employee. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 6.7. In addition, if the Committee has so announced to Participating Employees at least five (5) days prior to the scheduled beginning of the next Plan Period, any Shares acquired on the Plan Period Termination Date of such Plan Period may be subject to restrictions specified by the Committee on the transfer of such Shares. Any Participating Employee selling or transferring any or all of his or her Shares purchased pursuant to the Plan must provide written notice of such sale or transfer to the Company within five (5) business days after the date of sale or transfer. Such notice to the Company shall include the gross sales price, if any, the Plan Period during which the Shares being sold were purchased by the Participating Employee, the number of Shares being sold or transferred and the date of sale or transfer.

10.	Use of Funds

All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions from its other assets.

11.	Reports

Individual accounts will be maintained for each Participating Employee in the Plan. Statements of account will be given to Participating Employees at least annually, which statements will set forth, with respect to the immediately prior calendar year, the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.	Adjustments Upon Changes in Capitalization; Corporate Transactions

12.1.	Adjustment in General. All of the share numbers set forth in the Plan reflect the capital structure of the Company as of the date of the Board’s adoption of this Plan. If subsequent to that date the outstanding Shares (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to Shares, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such shares of Stock, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares provided in Section 3, (ii) the numbers and kinds of shares or other securities subject to the then outstanding options, and (iii) the exercise price for each share or other unit of any other securities subject to then outstanding options.

12.2.	Adjustment Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action not specifically covered by the preceding Section, including but not limited to an extraordinary cash distribution on Common Stock, a corporate separation or other reorganization or liquidation, the Committee may make such adjustment of outstanding options and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. The Committee may make adjustments in the terms and conditions of, and the criteria included in, options in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

12.3.	Related Matters. Any adjustment in Awards made pursuant to Section 12.1 or 12.2 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms which the Committee may deem necessary or appropriate so as to ensure the rights of the Participating Employees in their respective options are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 12.

12.4.	Corporate Transactions. In the event of a Corporate Transaction that is a dissolution or liquidation of the Company, the Plan Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Committee. In the event of a Corporate Transaction, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding options, the Plan Period then in progress shall be shortened and a new Plan Period Termination Date shall be set (the “New Plan Period Termination Date”), as of which date the Plan Period then in progress will terminate. The New Plan Period Termination Date shall be on or before the date of consummation of the transaction and the

Committee shall notify each Participating Employee in writing, at least ten (10) days prior to the New Plan Period Termination Date, that the Plan Period Termination Date for his or her option has been changed to the New Plan Period Termination Date and that his or her option will be exercised automatically on the New Plan Period Termination Date, unless prior to such date he or she has withdrawn from the Plan Period as provided in Section 6.7. For purposes of this Section 12.4, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 12); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per Share consideration received by holders of common stock in the transaction.

13.	Settlement of Awards

13.1.	Violation of Law. Notwithstanding any other provision of the Plan to the contrary, if, at any time, in the reasonable opinion of the Company, the issuance of Shares pursuant to the Plan may constitute a violation of law, then the Company may delay such issuance of such Shares until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:

(a)	the Shares are, at the time of the issue of such Shares, effectively registered under the Securities Act of 1933; or

(b)	the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such Shares or such beneficial interest, as the case may be, does not require registration under the Securities Act of 1933, as amended or any applicable State securities laws.

The Company shall make all reasonable efforts to bring about the occurrence of said events.

13.2.	Corporate Restrictions on Rights in Stock. Any Shares to be issued pursuant to the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company.

13.3.	Investment Representations. The Company shall be under no obligation to issue any Shares unless the Shares to be issued pursuant to the Plan have been effectively registered under the Securities Act of 1933, as amended.

13.4.	Placement of Legends; Stop Orders; etc. Each Share to be issued pursuant to the Plan may bear a reference to any applicable restriction under the Plan. All certificates for Shares or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.	Adopting Subsidiaries

Any Subsidiary of the Company may request that its Employees be allowed to participate in the Plan in accordance with procedures to be adopted by the Board. The Board of Directors of the Company may, in its sole discretion, approve or reject any such request. Any such Subsidiary whose request is approved by the Board of Directors shall be referred to herein as a “Covered Entity.” In addition, the Board of Directors of the Company may determine, in its sole discretion, that a Subsidiary that is a Covered Entity will cease to be a Covered Entity with respect to Plan Periods not yet commenced.

15.	Amendment and Termination

(a)	The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Except as provided in Section 12, no termination of the Plan may affect options previously granted, provided that the Plan or a Plan Period may be terminated by the Board on a Plan Period Termination Date or by the Board’s setting a new Plan Period Termination Date with respect to a Plan Period then in progress if the Board determines that termination of the Plan and/or any Plan Period is in the best interests of the Company and its stockholders or if continuation of the Plan and/or a Plan Period would cause the Company to incur adverse accounting charges as a result of the Plan. Except as provided in Section 12 or this Section 15, no amendment to the Plan shall make any change in any option previously granted which adversely affects the rights of any Participating Employee.

(b)	In addition to the foregoing, without stockholder consent and without regard to whether any Participating Employee rights may be considered to have been adversely affected, the Committee shall be entitled to change the Plan Periods, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars (if applicable), permit payroll withholding in excess of the amount designated by a Participating Employee to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participating Employee properly correspond with amounts withheld from the Participating Employee’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

16.	Notices and Other Communications

Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to a Participating Employee, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Treasurer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report. In addition, the Company may, in its sole discretion, deliver any documents related to the Plan by electronic means or request that Participating Employee communicate with the Company with respect to the Plan by electronic means. By participating in the Plan, each Participating Employee will have consented to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout the Participating Employee’s term of employment or service with the Company and thereafter until withdrawn in writing by Participant.

17.	Governing Law

The Plan and all options and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

18.	Term of Plan

The Plan shall become effective immediately upon approval by the Board or upon such date as set by the Board. The Plan shall continue in effect until terminated pursuant to Section 15.

EXHIBIT B

WATERS CORPORATION

Management Incentive Plan

1.	Purpose

The purpose of this Plan is to (i) align the interests of eligible employees with the Company’s shareholders, (ii) motivate eligible employees to achieve annual financial and operating targets, (iii) provide increasing levels of incentive plan payout opportunity consistent with increasing levels of annual financial performance, (iv) enhance individual accountability for goal achievement and align employee interests and objectives worldwide, and (v) attract and retain key employees.

2.	Definitions

As used in this Plan, the following terms shall have the following meanings:

2.1.	Affiliate means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.

2.2.	Award means a right to receive a cash incentive payment pursuant to the terms and conditions of the Plan.

2.3.	Board means the Company’s Board of Directors.

2.4.	Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.

2.5.	Committee means the Compensation Committee of the Board, which in general is responsible for the administration of the Plan, as provided in Section 3 of this Plan. For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.

2.6.	Company means Waters Corporation, a corporation organized under the laws of the State of Delaware.

2.7.	Covered Employee means a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.8.	Participant means an employee who is a holder of an Award under the Plan.

2.9.	Performance Criteria means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. Solely with respect to Awards to Covered Employees, the Performance Criteria used to establish Performance Goals are limited to: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) sales or net sales, (xiv) backlog, (xv) income, pre-tax income or net income, (xvi) operating income or pre-tax profit, (xvii) operating profit, net operating profit or economic profit, (xviii) gross margin, operating margin or profit margin, (xix) return on operating revenue or return on operating assets, (xx) cash from operations, (xxi) operating ratio, (xxii) operating revenue, (xxiii) market share improvement, (xxiv) general and administrative expenses and (xxv) customer service. The Performance Criteria used to establish Performance Goals for Participants who are not Covered Employees shall not be so limited solely by reason of this Section.

2.10.	Performance Goals means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. The Committee will, in the manner and within the time prescribed by Section 162(m) of the Code in the case of Qualified Performance-Based Awards, objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for any Participant. Solely with respect to Awards to Covered Employees, and to the extent consistent with Section 162(m) of the Code (in the case of Qualified Performance-Based Awards), the Committee may appropriately adjust any evaluation of performance against a Performance Goal to exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period. With respect to Awards to Participants who are not Covered Employees, the Committee may exclude or otherwise take into account such other events that occur during a Performance Period as it deems appropriate in its sole discretion.

2.11.	Performance Period means a period of one calendar year over which the attainment of one or more Performance Goals or other business objectives will be measured for purposes of determining a Participant’s right to payment pursuant to an Award.

2.12.	Plan means this Management Incentive Plan of the Company, as amended from time to time, and including any attachments or addenda hereto.

2.13.	Qualified Performance-Based Awards means Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

3.	Administration

The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided, further, that with respect to Awards to Participants who are not Covered Employees, the Committee may delegate to an executive officer, officer or employee the authority to exercise any of the powers and responsibilities assigned to the Committee under the Plan including the authority to grant Awards to such Participants. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to the Plan. In making such determinations, the Committee may take into account the nature of the services rendered by employees, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award granted pursuant hereto.

4.	Eligibility for Awards

4.1.	Eligibility. The Committee may from time to time and at any time prior to the termination of the Plan grant Awards to any employee of one or more of the Company and its Affiliates.

4.2.	Effect of Termination of Employment, Etc. Unless the Committee shall provide otherwise with respect to any Award, in order to be eligible to receive payment pursuant to an Award, a Participant must have remained in the continuous employ of the Company and its Affiliates through the end of the applicable Performance Period and until date on which the Award payment is paid, except as follows:

(a)	In the event of a Participant’s termination of employment during the Performance Period due to death or disability the Committee may, in its sole discretion, authorize the Company or the applicable Affiliate to make payment, in full or on a prorated basis, pursuant to an Award, subject, unless the Committee determines otherwise, to achievement of the Performance Goal or Goals within the applicable Performance Period.

(b)	In the event of the retirement (as determined by the Committee) of a Participant who is not a Covered Employee during the Performance Period, the Committee may, in its sole discretion, authorize the Company or the applicable Affiliate to make payment, in full or on a prorated basis, pursuant to an Award, subject, unless the Committee determines otherwise, to achievement of the Performance Goal or Goals within the applicable Performance Period.

(c)	In the event of the retirement (as determined by the Committee) during the Performance Period of a Participant who is a Covered Employee, the Committee may, in its sole discretion, authorize the Company or the applicable Affiliate to make payment, in full or on a prorated basis, pursuant to an Award so long as the Committee has determined that the applicable Performance Goal or Goals were achieved within the applicable Performance Period.

5.	Terms of Awards

5.1.	General Terms. A Participant’s eligibility for an Award shall be subject to all applicable terms and conditions of the Plan and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe. No prospective Participant shall have any rights with respect to an Award, unless and until such Participant shall have complied with the applicable terms and conditions of such Award. The Committee shall set Performance Goals or other business objectives in its discretion which, depending on the extent to which they are met within the applicable Performance Period, will determine the payment to be made to the Participant pursuant to the terms of his or her Award. After the applicable Performance Period has ended, the Participant shall be entitled to payment pursuant to the terms of his or her Award, to be determined as a function of the extent to which the corresponding Performance Goals or other business objectives have been achieved.

5.2.	Payments. Payment pursuant to an Award which is subject to U.S. taxation shall be made in a single lump sum on or before the March 15th next following the close of the applicable Performance Period. Payment pursuant to an Award which is not subject to U.S. taxation shall be made in a single lump sum on or about the March 15th next following the close of the applicable Performance Period or as soon as practicable thereafter.

5.3.	Qualified Performance-Based Awards.

(a)	Purpose. The purpose of this Section 5.3 is to provide the Committee the ability to qualify Awards as “performance-based compensation” under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant an Award as a Qualified Performance-Based Award, the provisions of this Section 5.3 will control over any contrary provision contained in the Plan. In the course of granting any Award, the Committee may specifically designate the Award as intended to qualify as a Qualified Performance-Based Award. However, no Award shall be considered to have failed to qualify as a Qualified Performance-Based Award solely because the Award is not expressly designated as a Qualified Performance-Based Award, if the Award otherwise satisfies the provisions of this Section 5.3 and the requirements of Section 162(m) of the Code and the regulations promulgated thereunder applicable to “performance-based compensation.”

(b)	Authority. All grants of Awards intended to qualify as Qualified Performance-Based Awards and determination of terms applicable thereto shall be made by the Committee or, if not all of the members thereof qualify as “outside directors” within the meaning of applicable IRS regulations under Section 162 of the Code, a subcommittee of the Committee consisting of such of the members of the Committee as do so qualify. Any action by such a subcommittee shall be considered the action of the Committee for purposes of the Plan.

(c)	Applicability. This Section 5.3 will apply only to those Covered Employees, or to those persons who the Committee determines are reasonably likely to become Covered Employees in the period covered by an Award, selected by the Committee to receive Qualified Performance-Based Awards. The Committee may, in its discretion, grant Awards to Covered Employees that do not satisfy the requirements of this Section 5.3.

(d)	Discretion of Committee with Respect to Qualified Performance-Based Awards. Each Award intended to qualify as a Qualified Performance-Based Award shall be subject to satisfaction of one or more Performance Goals. The Committee will have full discretion to select the length of any applicable Performance Period, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, an Affiliate or any division or business unit, or to the individual. Any Performance Goal or Goals applicable to Qualified Performance-Based Awards shall be objective, shall be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established.

(e)	Payment of Qualified Performance-Based Awards. Except as otherwise provided in Section 4.2(a), a Participant will be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee. In determining the actual size of an individual Qualified Performance-Based Award, the Committee may reduce or eliminate the amount of the Qualified Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

(f)	Maximum Amount Payable. The maximum amount payable pursuant to Qualified Performance-Based Awards to all Participants under the Plan (and, therefore, to any one Participant under the Plan) for any Performance Period is $5,000,000.

(g)	Limitation on Adjustments for Certain Events. Unless otherwise approved by the Committee, no adjustment of any Qualified Performance-Based Award pursuant to Section 6 shall be made except on such basis, if any, as will not cause such Award to provide other than “performance-based compensation” within the meaning of Section 162(m) of the Code.

6.	Adjustment Provisions

6.1.	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action including but not limited to a merger or consolidation of the Company with or into another entity, a sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions, a liquidation or dissolution of the Company, a reorganization, a recapitalization, a reclassification, a stock dividend, a stock split, a reverse stock split, or other similar distribution, the Committee may make such adjustment of outstanding

Awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. In addition, the Committee may make adjustments in the terms and conditions of, and the Performance Criteria included in Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

6.2.	Related Matters. Any adjustment in Awards made pursuant to Section 6.1 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including Performance Goals and other financial objectives which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 6.

7.	No Special Service Rights

Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her employment with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment relationship or to increase or decrease, or otherwise adjust, the other terms and conditions of the Participant’s employment with the Company and its Affiliates.

8.	Section 409A; Unfunded Status of Plan

This Plan is intended to be exempt from Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, “Section 409A”). By participating in the Plan, each Participant acknowledges that he or she bears the entire risk of any adverse federal and State tax consequences and penalty taxes in the event any payment pursuant to this Plan is deemed to be subject to Section 409A and that no representations have been made to Participant relating to the tax treatment of any payment pursuant to this Plan under Section 409A of the Code and the corresponding provisions of any applicable State income tax laws.

The Plan is intended to constitute an “unfunded” plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

9.	Termination and Amendment of the Plan

9.1.	Termination or Amendment of the Plan. The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment.

9.2.	Amendment of Outstanding Awards. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan.

9.3.	Limitations on Amendments, Etc. Except as otherwise provided herein, no amendment or modification of the Plan by the Board, or of an outstanding Award by the Committee, shall impair the rights of the recipient of any Award outstanding on the date of such amendment or modification of such Award, as the case may be, without the Participant’s consent; provided, however, that no such consent shall be required if (i) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any change of control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any change of control that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated.

10.	Notices and Other Communications

Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to a Participant, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Treasurer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.

11.	Governing Law

The Plan and all Awards and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

Waters
ANNUAL MEETING OF WATERS CORPORATION

Date:	Tuesday, May 12, 2009
Time:	11:00 A.M. (Eastern Time)
Place:	34 Maple Street, Milford, Massachusetts 01757
Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR the listed propositions.

1:	To elect directors for the ensuing year and until their successors are elected.
	01	Joshua Bekenstein	06	Christopher A. Kuebler
	02	Michael J. Berendt, Ph.D.	07	William J. Miller
	03	Douglas A. Berthiaume	08	JoAnn A. Reed
	04	Edward Conard	09	Thomas P. Salice
	05	Laurie H. Glimcher, M.D.

Vote For	Withhold Vote	*Vote For
All Nominees	From All Nominees	All Except
☐	☐	☐

*	INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

Directors
Recommend
		For	Against	Abstain	¯
2:	To approve the Company’s 2009 Employee Stock Purchase Plan.	☐	☐	☐	For

3:	To approve the Company’s Management Incentive Plan.	☐	☐	☐	For

4:	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009.	☐	☐	☐	For

5:	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
Waters
Annual Meeting of Waters Corporation
to be held on Tuesday, May 12, 2009
for Shareholders as of March 18, 2009
This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	TELEPHONE
Go To		866-307-0858
www.proxypush.com/wat
• Cast your vote online.	OR	• Use any touch-tone telephone.
• View Meeting Documents.		• Have your Voting Instruction Form ready.
	MAIL	• Follow the simple recorded instructions.

OR	•	Mark, sign and date your Voting Instruction Form.
	•	Detach your Voting Instruction Form.
	•	Return your Voting Instruction Form in the
postage-paid envelope provided.
The undersigned hereby appoints Douglas A. Berthiaume and Mark T. Beaudouin, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Waters Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3 AND 4 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 5.
All votes must be received by 5:00 P.M., Eastern Time, May 11, 2009.
All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, May 8, 2009.

PROXY TABULATOR FOR

WATERS CORPORATION c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

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